UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Soliciting Material under §240.14a-12

ANTERO RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JUNE 4, 2025 8:30 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2025 Annual Meeting of Shareholders

The 2025 Annual Meeting of Stockholders of Antero Resources Corporation (“Antero”) will be held online on Wednesday, June 4, 2025, at 8:30 A.M. Mountain Time. The Annual Meeting is being held for the purposes listed below:
AGENDA
1.	Elect the three Class III members of Antero Resources Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero’s 2028 Annual Meeting of Stockholders,
2.	Ratify the appointment of KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2025,
3.	Approve, on an advisory basis, the compensation of Antero’s named executive officers, and
4.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials.

RECORD DATE
April 14, 2025

By order of the Board of Directors,

Yvette K. Schultz
Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Corporate Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 14, 2025, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each stockholder. Beginning on April 24, 2025, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2024:

This Notice of Annual Meeting and Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”) are available on our website free of charge at www.anteroresources.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	DURING THE ANNUAL MEETING Vote online during the Annual Meeting. See page 10 of the Proxy Statement for instructions on how to attend online

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PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This proxy summary does not contain all of the information you should consider, and you should read this entire Proxy Statement before voting.

Executive Compensation Highlights

•	Key 2024 Company performance highlights include:
–	Achieved 1% net production growth while reducing drilling and completion capital by 32%, when compared to 2023
–	Reduced total debt by $48 million during 2024, despite being unhedged with Henry Hub averaging $2.27 per Mcf during the year
–	Averaged 12.2 completion stages per day in 2024, a 14% increase compared to 2023

Below is a summary of key components and decisions of our executive compensation program for, and performance levels achieved in 2024:

•	Long-term incentive compensation awards are 50% performance-based equity awards for our Named Executive Officers based on absolute TSR performance hurdles and leverage metrics. All long-term incentive awards vest over several years to reward sustained Company performance over time.
•	A meaningful portion of our annual incentive plan is tied to a qualitative assessment of certain ESG performance metrics by the Compensation Committee. Our ESG performance is focused on three primary areas:
–	Progress towards Net Zero (Scope 1 and 2) emissions by the end of 2025
–	Water Recycling
–	Total Recordable Incident Rate

•	The annual incentive plan for 2024 also included other metrics we felt were key to value creation, including operational strategy (disciplined capital expenditures and production volume), leverage goals, and cash cost containment. The Compensation Committee determined that the 2024 Annual Incentive Plan should pay out in accordance with the pre-established formula and did not adjust any payouts in 2024. The achieved payout was 186.9% of target. The full details of our annual incentive plan metrics, goals and results are shown on page 43 of the proxy.
•	Performance share unit awards with a performance period ending in 2024 paid out at between 118.1% and 200% of target.
•	Each of the Named Executive Officers is employed at-will and none of the Named Executive Officers is party to an employment agreement, severance agreement or change in control agreement.

Investor Outreach

Antero and the Board value input from stockholders, and we are committed to maintaining an open dialogue to receive feedback on important items. In 2024, we met with stockholders to discuss, among other things, compensation and ESG matters.

The Compensation Committee solicited and carefully considered the feedback received from our stockholders during the stockholder outreach conducted in 2024, which was supportive of our executive compensation program. As a result, there were no material changes to the Company’s compensation program or philosophy during 2024 and no off-cycle awards were granted to our Named Executive Officers in 2024. For additional information regarding our shareholder engagement regarding executive compensation and the feedback we received from our shareholders, please see “Compensation Discussion and Analysis—2024 Say-on-Pay Advisory Vote.”

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Corporate Responsibility

Some highlights of our ESG and corporate responsibility efforts appear below. Please visit https://www. anteroresources.com/esg for more information and a link to our most recent ESG report.1

Human Capital Management

Our talented and experienced employees are key to Antero’s culture of responsibility and sustainability.

•	The safety and security of our people and the integrity of our operations are our top priorities. Our health and safety compliance program seeks to protect our workforce and the communities in which we operate by striving for “Zero incidents, Zero harm, Zero compromise.” We have sought to implement developed and thoughtful processes for identifying and mitigating safety risks:
–	Identification – behavior-based safety programs, job safety analysis, emergency response drills and contractor vetting through a reputable third-party vendor
–	Mitigation – contractor safety improvement plans, root cause analyses, risk ranking/mitigation reviews, pre-job safety startup reviews, and a library of over 30 individual safety training courses

•	We believe that our success as a company is not measured only by our financial results but also by how we treat our employees. We seek to help our people achieve educational goals and provide for themselves and their families by offering competitive compensation and benefits, including:
–	Healthcare coverage – medical and prescription, dental and vision
–	Financial assistance – health savings accounts, student loan repayment reimbursement, dependent care flexible spending account coverage and 401(k) plan with matching up to 6%
–	Insurance – basic life, accidental death and disability as well as short-term and long-term disability coverage
–	Lifestyle – employee assistance program, holidays and personal choice days, paid vacation and sick leave, company-paid parental leave, gym memberships and/or fitness subscription reimbursement, and free parking and public transportation

•	Doing the right thing is essential to our culture. To that end, we conduct an annual, company-wide ethics and compliance training program that covers, among other things, ethical business practices, insider trading, and anti-discrimination and anti-harassment.
•	We aim to respect human rights and promote them in our supply chain through, among other things, our company policies, including:

–	Supplier Code of Conduct – promotes the fair and ethical treatment by suppliers, contractors, independent consultants and other parties that Antero works with through a set of guidelines focusing on equal opportunity, workplace safety and protection of the environment, among other things
–	Human, Labor and Indigenous Rights Policy – promotes respect of human rights through compliance with applicable national and local laws as well as pertinent trends and norms with respect to compensation, discrimination, health and safety and community relations, and that prohibits child labor, forced labor and human trafficking, as well as workplace harassment and discrimination, in line with applicable laws related to all of these topics; and provides access to a hotline for reporting concerns or grievances

1	Please note that this Internet address is for information purposes only, and no information found and/or provided at such Internet address, contained on our website in general, or included in our ESG Report is intended or deemed to be incorporated by reference in this Proxy Statement.

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Community Engagement

We are committed to enhancing the communities where we live and work. Recent highlights of our community engagement and investment include:

•	Together with Antero Midstream Corporation (“Antero Midstream”):

–	Donated $1.0 million to West Virginia University Benjamin M. Statler College of Engineering and Mineral Resources as part of our $4.0 million multi-year donation commitment
–	Contributed meaningful employment opportunities in the Appalachian Region

•	Together with the Antero Foundation and Antero Midstream:

–	Donated $1.6 million to philanthropic and community endeavors, including $0.2 million to 54 regional food pantries in West Virginia and Ohio in 2024
–	Donated $5.1 million to philanthropic and community endeavors over the last five years, including regional food pantries, healthcare providers, homeless outreach and shelter providers, and crisis outreach and shelter services

•	Antero Resources generated property and severance taxes of $206.0 million in 2024 and $954.8 million over the last five years

Equal Employment Opportunity and Workplace Culture

We recognize the importance of supporting and promoting equal employment opportunity in our workplace. Company policies prohibit all forms of unlawful discrimination based on, among other things, age, race, ethnicity, religion, sex, gender identity and other impermissible factors.

We embrace an approach that values a strong workplace culture, and we are committed to making opportunities for development and progress available to all employees so their talents can be fully developed and our and their success can be maximized. We believe that creating an environment that cultivates a sense of belonging requires encouraging employees to educate themselves about each other’s experiences, and we strive to promote the respect of all persons.

As of December 31, 2024:

33%	38%	36%
of our employees are women	of our independent directors are women	of our directors and corporate officers are women

Governance

Our Board has ultimate oversight over the company’s operational performance and ethical conduct. This includes, in partnership with our executive leadership team, managing our risk mitigation. Highlights of our corporate, environmental and social governance programs include:

•	Director independence and Board composition

–	Eight out of nine directors are independent
–	We have an independent lead director
–	Each Board committee is chaired by an independent director and comprised entirely of independent directors
–	The ages of our directors range from 49 to 80 years old, and the average director tenure is 9.8 years

•	Focus on Environmental and Social Matters

–	We have an ESG Committee of the Board that guides and governs our ESG initiatives
–	We have an ESG Advisory Council, made up of members of management from across the

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organization, that develops a centralized, systematic approach for identifying, managing and communicating ESG risks and opportunities
–	15% of executive target annual incentive compensation is tied to certain ESG performance metrics
–	In 2024, 100% of employees completed training for our Human Labor and Indigenous Rights Policy, our Supplier Code of Conduct, and with respect to unconscious bias

•	Valuing investor feedback and alignment with stockholders

–	We proactively engage with stockholders and other stakeholders, including with respect to ESG programs and performance
–	Our executive compensation program and robust stock ownership guidelines applicable to directors and executives were thoughtfully designed to incentivize the maximization of shareholder value
–	Our corporate policies generally prohibit hedging or pledging company stock

Environment and Safety

We believe safety and environmental stewardship are intrinsically linked. “Zero incidents, Zero harm, Zero compromise” is designed to empower every employee to make the safest decisions to protect our people and be a good steward to the environment. Our dedicated staff of health, safety, security and environmental (“HSSE”) professionals manage our HSSE programs and are committed to our performance as a safe and sustainable energy company. In addition, stewardship of the environment is a fundamental value in our overall business strategy.

Our Environment and Safety highlights include:

•	2024 environmental and safety performance

–	Scope 1 GHG emissions of 0.2 million metric tons of CO2e
–	Scope 1 GHG intensity of 0.16 metric tons of CO2e/Mmscfe, an 8% reduction from 2023
–	Approximately 90% of wastewater generated is recycled
–	TRIR and LTIR for our employees and contractors (collectively) of 0.321 and 0.054, respectively, in 2024, maintaining our commitment to the safety of our employees and contractors

•	Continued progress towards Net Zero Scope 1 (direct) and Scope 2 (indirect from the purchase of energy) emissions by the end of 2025 through the following:

–	Finalized a commercial agreement with Envirofit International (“Envirofit”) to provide cleaner-burning LPG cookstoves in Ghana, Africa. Through this arrangement, Antero and Envirofit will produce commercial cookstoves, allowing local Ghanaian residents to switch from open fire cooking that typically relies on charcoal to cleaner-burning LPG stoves. This change will improve air quality and health for the Ghanaian residents utilizing the stoves, while also providing the opportunity for thousands of Ghanaians to transition to a more modern, reliable and cost-effective energy source
–	Continued our responsibly sourced gas certification effort and expanded the number of wells and production that is Trustwell certified by Project Canary
–	Conducted quarterly aerial flyovers of the majority of our well pad locations as part of our emissions monitoring initiatives
–	Eliminated or replaced approximately 267 intermittent and low-bleed natural gas-controlled pneumatics in 2024 and approximately 7,000 intermittent and low-bleed natural gas-controlled pneumatics since 2021 as part of our plan to replace or convert all of our natural gas-driven pneumatics to air-driven pneumatics by the end of 2025, which resulted in lowering our emissions as part of our ongoing emission reduction efforts
–	Plugged and abandoned certain older vertical wells that were acquired in conjunction with property acquisitions, which plugging and abandoning older, low producing wells can reduce methane emissions
–	Preventatively replaced and/or repaired aging storage tank vapor control system equipment to reduce potential for fugitive methane and GHG emissions

•	ESG disclosures are aligned with the Sustainability Accounting Standards Board (SASB) and the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD)
•	Management regularly reports to the Board ESG Committee on pertinent ESG risks and opportunities

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Current Directors and Board Nominees

	Director				Committee Memberships
Name	Class	Age	Occupation	Director Since	Audit	Comp	Nom & Gov	Conflicts	ESG
Paul M. Rady Chairman of the Board	Class I	71	Antero’s Chief Executive Officer and President	2004
Brenda R. Schroer	Class I	49	President and Chief Financial Officer of ACS Partners, LLC and its predecessors	2021
Thomas B. Tyree, Jr.	Class I	64	Independent Director of Enerflex Ltd and Project Canary	2019
W. Howard Keenan, Jr.	Class II	74	Member of Yorktown Partners LLC	2004
Jeffrey S. Muñoz	Class II	59	Retired Partner at Latham & Watkins LLP and Vinson & Elkins LLP in the natural resources industry	2024
Jacqueline C. Mutschler	Class II	63	Independent Director of Weatherford International plc; Executive Consultant	2020
Robert J. Clark	Class III	80	Former Chairman of 3 Bear Energy, LLC; Energy Consultant	2013
Benjamin A. Hardesty Lead Director	Class III	75	Owner of Alta Energy LLC	2013
Vasiliki (Vicky) Sutil	Class III	60	Independent Director of Delek US Holdings, Inc.	2019

   Chairperson

Board Composition Highlights

2025 Annual Meeting of Stockholders

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. We are conducting the Annual Meeting virtually because we believe a virtual format makes it easier for stockholders to attend and participate. Moreover, this format empowers stockholders around the world to participate at no cost.

Here are several ways our virtual format will enhance stockholder access and participation and protect stockholder rights:

•	We Encourage Questions. Stockholders can submit questions for the meeting online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate stockholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.anteroresources.com/investors as soon as practical.

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•	We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, we will post a webcast replay, the final report of the inspector of election, and answers to all appropriate questions asked by stockholders in connection with the Annual Meeting to our Investor Relations website at www.anteroresources.com/investors.
•	We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all stockholders attending the meeting.

Meeting Admission

You are entitled to attend and participate in the virtual Annual Meeting only if you were a stockholder as of the close of business on April 14, 2025 or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder, you may still view the meeting after the recording has been posted on our Investor Relations website.

Attending Online. If you plan to attend the Annual Meeting online, please read the instructions below so you understand how to gain admission. If you do not comply with these procedures, you will not be able to participate in the Annual Meeting.

Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/AR2025. If you are a stockholder of record, you will need the control number on your Notice of Internet Availability (the “Notice”) or proxy card to log in. For beneficial stockholders who do not have a control number, instructions to gain access to the meeting may be provided on the voting instruction card you receive from your broker, bank, or other nominee.

Stockholders of record hold shares directly with Equiniti Trust Company, LLC (formerly American Stock Transfer and Trust Company LLC). “Beneficial” or “street name” stockholders hold shares through a broker, bank, or other nominee.

Please allow ample time to check in to the virtual meeting. The site will be available beginning at 8:15 A.M. Mountain Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Asking Questions. Stockholders who wish to submit a question in advance may do so on our Annual Meeting website, www.virtualshareholdermeeting. com/AR2025, which will be open 15 minutes before the Annual Meeting begins. Stockholders also may submit questions live during the meeting. We plan to reserve up to 20 minutes for appropriate stockholder questions to be read and answered by Company personnel during the meeting, but we will only address questions that are germane to the matters being voted on at our Annual Meeting. Stockholders can also access copies of this Proxy Statement and annual report at our Annual Meeting website.

Voting Before or During the Meeting

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend. If you are a registered stockholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice. You will need the control number from your Notice to log on to the website. Internet voting facilities will be available until 11:59 p.m., Eastern Time, on Tuesday, June 3, 2025.
•	By Telephone. Request the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. You will need the control number from your Notice when you call. Telephone voting facilities will be available until 11:59 p.m., Eastern Time, on Tuesday, June 3, 2025.

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•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.
•	In Person Online. If you are a registered stockholder and you attend the Annual Meeting online, you can vote via the Internet during the meeting. Follow the instructions at www.virtualshareholdermeeting.com/AR2025 to vote during the meeting.
•	If you are a beneficial stockholder, you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 310,941,380 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to our Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Simply attending the meeting will not affect a vote that you have already submitted.

Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement includes “forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this Proxy Statement regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, including those regarding (1) ESG and sustainability-related activities; (2) our plans, strategies, initiatives, and objectives; (3) our assumptions, outlooks and expectations; (4) the scope and impact of our ESG risks and opportunities; and (5) standards, engagement, disclosure and expectations of third parties are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are aspirational and not guarantees or promises that they will be achieved. All forward-looking statements speak only as of the date of this hereof. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

The actual conduct of our activities, including the development, implementation, progress or continuation of any initiatives (including ESG and sustainability-related ones), commitments, strategies, and objectives, discussed or forecasted in this report may differ materially in the future. The reader should thus not place undue reliance on these forward-looking statements. In addition, many of the assumptions, standards, methodologies, statistics, metrics and measurements used in preparing this Proxy Statement, the 2023 ESG Report, and other ESG and sustainability-related information provided by the Company continue to evolve and are based on management’s beliefs, assumptions, and expectations based on currently available information believed to be reasonable at the time of preparation but should not be considered guarantees. The standards, methodologies, statistics, metrics and measurements used, and the expectations and assumptions they are based on, have not been verified by any third party. Statistics, metrics, and measurements relating to ESG matters are estimates and may be based on assumptions or developing standards. In some cases, the information is prepared, or based on information prepared, by governmental agencies, third-party vendors and consultants, or other third parties, and is not independently verified by Antero Resources.

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Antero Resources cautions you that these forward-looking statements are subject to risks, uncertainties and assumptions, including those incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond Antero Resources’ control. These risks include, but are not limited to, those identified in our most recent filings with the Securities and Exchange Commission (“SEC”) on Form 10-K and Form 10-Q. While we anticipate continuing to monitor and report on certain sustainability information, we cannot guarantee that such data will be consistent year-to-year, as methodologies and expectations continue to evolve and vary across companies, industries, jurisdictions and regulatory bodies. We hereby expressly disclaim any obligation or duty not otherwise required by legal, contractual, and other regulatory requirements to update, correct, provide additional details regarding, supplement, or continue providing such data, in any form, in future. Furthermore, there are sources of uncertainty and limitations that exist that are beyond our control and could impact the Company’s plans and timelines, including the reliance on technological and regulatory advancements and market participants’ behaviors and preferences.

In addition, while we seek to align these disclosures with the recommendations of various third-party frameworks, such as the Task Force on Climate-Related Financial Disclosures, we cannot guarantee strict adherence to these framework recommendations. Additionally, our disclosures based on these frameworks may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policy, or other factors, some of which may be beyond our control. Moreover, with regards to our participation in, or certification under, various frameworks, we may incur certain costs associated with such frameworks and cannot guarantee that such participation or certification will have the intended results on our or our products’ ESG profile. In addition, the calculation of the methane leak loss rate disclosed in the 2023 ESG Report is based on ONE Future protocol, which is based on the EPA Greenhouse Gas Reporting Program currently in effect. We also calculate our Scope 1 GHG emissions in accordance with the EPA Greenhouse Gas Program, which is subject to change, and revisions to this program could result in the calculation of increased emissions from our operations, which in turn could impact our ability to realize our Scope 1 and 2 GHG emission reductions on our proposed timeline. Scope 1 GHG emissions are the Company’s direct greenhouse gas emissions, and Scope 2 GHG emissions are the Company’s indirect greenhouse gas emissions associated with the purchase of electricity, steam, heat or cooling. Antero Resources anticipates achieving Net Zero Scope 1 and Scope 2 GHG emissions by the end of 2025 through operational efficiencies and the purchase of carbon offsets; however, achieving Net Zero Scope 1 and Scope 2 GHG emissions is aspirational and we could face unexpected material costs as a result of our efforts to do so. Moreover, given uncertainties related to the use of emerging technologies, the state of markets for and availability of verified quality carbon offsets, we cannot predict whether or not we will be able to achieve Net Zero Scope 1 and Scope 2 GHG emissions in a timely fashion, if at all, or whether any offsets we purchase will ultimately achieve the emission reduction it represents.

This Proxy Statement and the 2023 ESG Report contain statements based on hypothetical or severely adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. These scenarios cannot account for the entire realm of possible risks and have been selected based on what we believe to be a reasonable range of possible circumstances based on information currently available to us and the reasonableness of assumptions inherent in certain scenarios; however, our selection of scenarios may change over time as circumstances change. While future events discussed in this Proxy Statement or the 2023 ESG Report may be significant, and with respect to which we may even use the word “material” or similar concepts of “materiality,” any potential significance should not be read as necessarily rising to the level of “materiality” of certain disclosures included in Antero Resources’ SEC filings.

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ITEM ONE:   ELECTION OF DIRECTORS

The Board is currently comprised of nine directors divided into three classes. Directors in each class are elected to serve for three-year terms and until they are re-elected, their successors are elected and qualified, or until his or her death or until they resign or are removed. Each year, the directors of one class stand for re-election as their terms of office expire.

Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class III directors of Antero, with terms to expire at the 2028 Annual Meeting of Stockholders, barring an earlier death, resignation or removal:

Robert J. Clark	Benjamin A. Hardesty	Vasiliki (Vicky) Sutil

All nominees currently serve as Class III directors of Antero. Their biographical information is contained in “Directors” below.

If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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Summary of Director Qualifications and Experience

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy.

As of the date hereof, the Board embodied a diverse set of experiences, qualifications, attributes, and skills, as shown below:

	Rady	Schroer	Tyree	Keenan	Mutschler	Clark	Hardesty	Sutil	Muñoz
Executive Leadership	•	•	•	•	•	•	•	•	•
Financial	•	•	•	•	•	•		•	•
Accounting/Audit		•	•			•			•
Risk Management	•	•	•	•	•	•	•	•
Operations	•		•		•	•	•	•
Industry	•	•	•	•	•	•	•	•	•
Environmental and/or Climate Change-Related		•	•		•		•	•
Health or Safety							•	•
Human Resources Management		•	•		•		•	•
Cybersecurity			•

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DIRECTORS

We were originally formed in 2004 as Antero Resources II Corporation. Through a series of internal reorganization transactions, Antero Resources II Corporation’s successor and certain of its affiliates were merged with and into Antero Resources Appalachian Corporation. That entity was renamed Antero Resources Corporation in June 2013 in connection with our initial public offering.

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero director and director nominee. In some cases, references to our directors’ tenure with Antero date back to our original formation in 2004.

Each of the Class III directors is up for reelection at the Annual Meeting.

Class I Directors

Age: 71 Director Since: 2004 Committee Memberships: None	Paul M. Rady Chairman, Chief Executive Officer and President Key Skills, Attributes and Qualifications:

Key Skills, Attributes and Qualifications:

•

Co-Founder of Antero Resources, serving as President of Antero Resources since April 30, 2021 and as Chairman of the Board of Directors and Chief Executive Officer of Antero Resources since May 2004

•

President of Antero Midstream since April 30, 2021 and Chief Executive Officer and Chairman of the Board of Directors of Antero Midstream since the closing of Antero Midstream’s simplification transactions (the “Simplification Transactions”) in March 2019

•

Served as Chief Executive Officer and Chairman of Antero’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005

•

Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001

•

Worked with Barrett Resources from 1990 until 1998, moving from Chief Geologist to Exploration Manager, EVP Exploration; President, COO and Director; and ultimately CEO

•

Began his career with Amoco, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•

Antero Midstream; Antero Midstream Partners LP (until March 2019)

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Age: 49 Director Since: 2021 Committee Memberships: Audit Committee (chair), Environmental, Social and Governance (ESG) Committee	Brenda R. Schroer

Key Skills, Attributes and Qualifications:

•

President and Chief Financial Officer of ACS Partners, LLC and its predecessors

•

Served as Chief Financial Officer and Board of Managers of Endeavor Energy Resources LP from January 2023 through September 2024, when Endeavor Energy Resources LP was acquired by Diamondback Energy

•

Served as Chief Financial Officer of Aris Water Solutions, Inc. (“Aris”) from June 2021 to September 2022. Previously served as Interim Chief Financial Officer of Aris’ predecessor, Solaris Midstream Holdings (“Solaris”), beginning in March 2021 until June 2021

•

Served as Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc. (“Concho”) from January 2019 until it was acquired by ConocoPhillips in January 2021. Previously held roles of increasing responsibility at Concho starting in 2013

•

Served on the Board of Directors of Solaris Midstream Holdings from July 2019 through February 2021

•

Prior to joining Concho in 2013 as Vice President and Chief Accounting Officer, Brenda was with Ernst & Young LLP since 1999, and her most recent position was Americas Oil & Gas Sector Resident with the National Audit practice

Has significant experience in the oil and gas industry over several decades.

Other Public Company Boards:

•

N/A

Age: 64 Director Since: 2019 Committee Memberships: Audit Committee, Conflicts Committee, Environmental, Social and Governance (ESG) Committee	Thomas B. Tyree, Jr.

Key Skills, Attributes and Qualifications:

•

From 2018 through 2023, served sequentially as Chief Executive Officer, Executive Chairman and Chairman of Northwoods Energy LLC, a private upstream oil and gas company that he co-founded in 2018

•

In 2021, served as Chief Executive Officer and Director of Extraction Oil & Gas, Inc., a formerly publicly traded upstream oil and gas company. Previously served as Executive Chairman starting in 2020

•

From 2006 to 2016, served as President, Chief Financial Officer and as a Director of Vantage Energy, LLC

•

From 2003 to 2006, served as Chief Financial Officer of Bill Barrett Corporation, a formerly publicly traded company

•

From 1989 to 2003, worked as an investment banker at Goldman, Sachs & Co.

Has significant experience in the oil and gas industry over several decades.

Other Public Company Boards:

•

Enerflex Ltd.; Extraction Oil & Gas, Inc. (until November 2021); Bonanza Creek Energy, Inc. (until March 2020).

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Class II Directors

Age: 74 Director Since: 2004 Committee Memberships: Compensation Committee, Nominating & Governance Committee	W. Howard Keenan, Jr.

Key Skills, Attributes and Qualifications:

•

Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry

•

From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991

•

Serves on the boards of directors of multiple Yorktown Partners portfolio companies

•

Serves on the Board of Directors of Antero Midstream

Has over 40 years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•

Aris Water Solutions, Inc.; Solaris Energy Infrastructure, Inc.; Brigham Minerals, Inc. (until the first quarter of 2022); Antero Midstream; Ramaco Resources, Inc. (until 2019); Antero Midstream Partners LP (until 2019); Concho Resources (until 2013); Geomet Inc. (until 2012)

Age: 63 Director Since: 2020 Committee Memberships: Audit Committee, Nominating & Governance Committee, Conflicts Committee, Environmental, Social and Governance (ESG) Committee	Jacqueline C. Mutschler

Key Skills, Attributes and Qualifications:

•

Executive Consultant for the energy and technology sectors since 2014

•

Member of Weir Group plc Technology Advisory Board from 2015 to 2017

•

From 2006 until retirement in 2014, served as Senior Vice President of Upstream Technology at BP, PLC

•

Held BP Vice President domestic and international roles between 2001 and 2006, including U.S. unconventional gas production

•

From 1986 to 2001, held production management, financial business planning and geophysical roles for BP Onshore U.S. and Gulf of Mexico businesses

Has over 30 years of experience in the oil and natural gas industry, including 28 years with BP plc.

Other Public Company Boards:

•

Weatherford International plc

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Age: 59 Director Since: 2024 Committee Memberships: Audit Committee, Nominating & Governance Committee	Jeffrey S. Muñoz

Key Skills, Attributes and Qualifications:

•

From 2012 until his retirement in May 2022, served as a partner focusing on the natural resources industry at Latham & Watkins LLP, a large international law firm

•

From 2001 through 2012, served as a partner, and from 1993 through 2001, served as an associate, focusing on the natural resources industry, at Vinson & Elkins LLP, a large international law firm

•

From 1987 to 1990, served as an auditor, focusing on the natural resources industry, at Arthur Andersen LLP

Other Public Company Boards:

•

Antero Midstream

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Class III Directors

Age: 80 Director Since: 2013 Committee Memberships: Compensation Committee (chair), Nominating & Governance Committee, Conflicts Committee (chair)	Robert J. Clark

Key Skills, Attributes and Qualifications:

•

Founder and former Chairman of 3 Bear Energy, LLC, a midstream energy company with operations in the Delaware Basin in southeast New Mexico. The Company was sold to a subsidiary of Delek Logistics Partners, LP in April 2022. Mr. Clark is now an energy consultant.

•

Formed, operated and subsequently sold Bear Tracker Energy in 2013 (to Summit Midstream Partners, LP); a portion of Bear Cub Energy in 2007 (to Regency Energy Partners, L.P.), and the remaining portion in 2008 (to GeoPetro Resources Company); and Bear Paw Energy in 2001 (to ONEOK Partners, L.P., formerly Northern Border Partners, L.P.)

•

Member of both the Executive Committee and the Board of Directors of the Boys & Girls Club of Metro Denver and a member of the Board of Directors of Judi’s House, a Denver charity providing counseling for grieving children and adults who have lost a sibling or spouse

Has significant experience with energy companies, with over 45 years of experience in the industry.

Other Public Company Boards:

•

N/A

Age: 75 Director Since: 2013 Committee Memberships: Nominating & Governance Committee (chair), Compensation Committee, Environmental, Social and Governance (ESG) Committee	Benjamin A. Hardesty (Lead Director)

Key Skills, Attributes and Qualifications:

•

Owner of Alta Energy LLC, a consulting business focused on oil, natural gas and energy infrastructure in the Appalachian Basin and onshore United States, since May 2010

•

President of Dominion E&P, Inc., a subsidiary of Dominion Energy, Inc. (formerly Dominion Resources Inc.) engaged in the exploration and production of natural gas in North America, from September 2007 until retirement in May 2010. Joined Dominion in 1995 and served as president of Dominion Appalachian Development, Inc. until 2000 and general manager and vice president-Northeast Gas Basins until 2007

•

Member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace, Inc. in 2013

•

Member of the Board of Directors of KLX, Inc. from 2014 until its sale to The Boeing Company in 2018

•

Member of the Board of Directors of KLX Energy Services Holdings, Inc. from 2018 until its merger with Quintana Energy Services in 2020

•

From 1982 to 1995, served successively as vice president, executive vice president and president and Director of Stonewall Gas Company, and from 1978 to 1982, served as vice president, operations of Development Drilling Corp.

•

Served as an active duty officer in the U.S. Army Security Agency and as a reserve officer

•

Director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia

•

Trustee and past chairman of the Nature Conservancy of West Virginia and a member of the Board of Directors and the Executive Committee of the West Virginia Chamber of Commerce

•

Serves as a member of the Advisory Committee for the Department of Petroleum and Natural Gas Engineering at West Virginia University

•

Member of the Board of Directors of the Gas & Oil Association of West Virginia

Has significant experience in the oil and natural gas industry, including in Antero’s areas of operation, and received an Honorary Doctor of Petroleum Engineering from West Virginia University in 2024.

Other Public Company Boards:

•

KLX Energy Services Holdings, Inc. (until August 2020); KLX Inc. (until October 2018)

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Age: 60 Director Since: 2019 Committee Memberships: Environmental, Social and Governance (ESG) Committee (chair), Audit Committee	Vasiliki (Vicky) Sutil

Key Skills, Attributes and Qualifications:

•

From July 2017 to January 2020, worked with SK E&P Company focusing on strategic planning

•

From 2014 to 2016, served as Vice President of Commercial Analysis for CRC Marketing, Inc.

•

From 2000 to 2014, worked with Occidental Petroleum Corporation in different capacities, including roles in corporate development, mergers and acquisitions and financial planning

•

Other experience includes ARCO Products Company and Mobil Oil Corporation working as a project engineer and business analyst in the refining and marketing divisions

•

Corporate Directorship Certified by the National Association of Corporate Directors (NACD)

Has significant experience in the oil and gas industry, including a background in corporate development, commercial negotiations, corporate planning and project management.

Other Public Company Boards:

•

Delek US Holdings, Inc.; Plains All American Pipeline, L.P. (until 2015); Plains GP Holdings, L.P. (until 2015)

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EXECUTIVE OFFICERS

The table below sets forth the name, age and principal position of each of our executive officers as of December 31, 2024.

Name	Age	Principal Position
Paul M. Rady	71	Chairman of the Board, Chief Executive Officer and President
Michael N. Kennedy	50	Chief Financial Officer and Senior Vice President—Finance
Yvette K. Schultz	43	Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Corporate Secretary

Biographical information for Mr. Rady is set forth under “Directors” above. References to a position held by one of the below officers at “Antero” means that the person held such position at Antero Resources Corporation, Antero Midstream, the general partner of Antero Midstream GP LP, and the general partner of Antero Midstream Partners LP, as applicable.

Michael N. Kennedy has served as Antero Resources Corporation’s Chief Financial Officer since April 30, 2021 and Antero Resources Corporation’s Senior Vice President of Finance since January 2016, prior to which Mr. Kennedy served as Vice President of Finance beginning in August 2013. Mr. Kennedy has also served as Antero Midstream’s Senior Vice President of Finance since the closing of the Simplification Transactions in March 2019. Mr. Kennedy served as Antero Midstream’s Chief Financial Officer from the closing of the Simplification Transactions in March 2019 until April 30, 2021 as well as the Chief Financial Officer and Senior Vice President of Finance of the general partner of Antero Midstream GP LP beginning in April 2017 and as Chief Financial Officer and Senior Vice President of Finance of the general partner of Antero Midstream Partners LP beginning in February 2014. Mr. Kennedy was Executive Vice President and Chief Financial Officer of Forest Oil Corporation (“Forest”) from 2009 to 2013. From 2001 until 2009, Mr. Kennedy held various financial positions of increasing responsibility within Forest. From 1996 to 2001, Mr. Kennedy was an auditor with Arthur Andersen focusing on the Natural Resources industry. Mr. Kennedy holds a B.S. in Accounting from the University of Colorado at Boulder.

Yvette K. Schultz has served as Antero’s Chief Compliance Officer and Senior Vice President of Legal since January 2022, and as Antero’s General Counsel since January 2017. Ms. Schultz has also served as Antero’s Corporate Secretary since April 2021. Ms. Schultz was previously Antero’s Director of Legal from 2015 to 2017. Prior to joining Antero, Ms. Schultz was an attorney at Vinson & Elkins L.L.P. from 2008 to 2012 and at Latham & Watkins LLP from 2012 to 2015. Ms. Schultz holds a B.S. in Computer Science and a Masters degree in Business Administration from the University of South Dakota. She also holds a J.D. and B.C.L. from the Paul M. Hebert Law Center at Louisiana State University.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Antero’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to stockholders. The Corporate Governance Guidelines include provisions concerning the following:

•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of the Chairman of the Board and the Lead Director;
•	meetings of the Board and of the independent directors;
•	interaction between the Board and outside parties;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	stockholder communications with directors;
•	committee functions, committee charters, and independence;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero’s website at www.anteroresources.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions or amendments are presented to the Board for its approval.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero, including the nature and extent of any business relationships, as well as any significant charitable contributions made to organizations where directors serve as board members or executive officers, the Board has affirmatively determined that none of the directors have material relationships with Antero and all of them are independent as defined by NYSE listing standards except Mr. Rady, Antero’s Chief Executive Officer and President.

8 of 9 Directors are Independent

Board Leadership Structure

Antero does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique understanding of the challenges and opportunities Antero faces. Accordingly, the Board believes it is in the best position to evaluate Antero’s needs and to determine how best to organize its leadership structure to meet those needs at any given time.

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At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he has gained as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and Chief Executive Officer at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero’s success. Because eight of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero.

The Nominating & Governance Committee reviews this leadership structure every year. The Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Election of Lead Director

To facilitate candid discussion among Antero’s directors, the non-management directors meet regularly in executive sessions.

The Corporate Governance Guidelines permit the Board, on the recommendation of the Nominating & Governance Committee, to choose a Lead Director to preside at these executive sessions. The Lead Directors responsibilities include:

BOARD LEADERSHIP

•

Presiding over the non-management executive session held at each Board meeting

•

Calling meetings of the independent directors, as needed

•

Conferring with the committee chairs and the Chairman, where appropriate, on agenda planning to ensure coverage of key strategic issues

•

Facilitating the Board’s ability to periodically review and provide input on and monitor management’s execution of the company’s long-term strategy

•

Serving as the independent directors’ representative in crisis situations

•

Acting as a key advisor to the CEO on a wide variety of company matters

•

Being authorized, in consultation with the Board, to retain independent advisors

•

Engaging directly with key members of the leadership team

•

Participating in Board-level enterprise risk management

BOARD CULTURE

•

Serving as liaison between the Chairman and the independent directors

•

Facilitating discussion among the independent directors on key issues and concerns

•

Facilitating Board discussions that demonstrate constructive questioning of management

•

Promoting teamwork and communication among the independent directors

•

Fostering an environment that allows for engagement and commitment of Board members

BOARD MEETINGS

•

Presiding at all meetings or executive sessions of the Board at which the Chairman is not present

PERFORMANCE AND DEVELOPMENT

•

Leading, in conjunction with the Compensation Committee, the annual performance assessment of the CEO

•

Facilitating the Board’s engagement with the CEO and CEO succession planning

•

Leading the Board’s annual self-assessment and recommendations for improvement, if any

SHAREHOLDER ENGAGEMENT

•

Ensuring that he or she is available for direct engagement on matters related to Board governance and oversight, if requested by major shareholders

•

Ensuring appropriate board oversight of key stakeholder and investor engagement and disclosures

Mr. Hardesty has served in this role since 2019, chairing executive sessions of the non-management directors and establishing the agenda for these meetings. As the Lead Director, Mr. Hardesty joins the Chairman in providing leadership and guidance to the Board.

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How Director Nominees are Selected

Renominating incumbent directors

Before recommending to the Board that an existing director be nominated for reelection at the annual meeting of stockholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

The Nominating & Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of Board members.

Appointing New Directors and Filling Vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. The Nominating & Governance Committee considers background and experience along with other factors when reviewing director candidates.

For information regarding the experiences, qualifications, attributes, and skills of the current members of our Board, please see “Proxy Summary—Summary of Director Qualifications and Experience.”

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero’s stockholders in the same manner as recommendations received from any other source. The Nominating & Governance Committee and the Board will also consider the benefits of varying backgrounds, skills and viewpoints, and will consider whether, and if so how, to identify new candidates for Board service.

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Board’s Role in Risk Oversight

In the normal course of its business, Antero is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rate risks, technical risks affecting Antero’s resource base, cybersecurity risks, political risks, and credit and investment risk. Our Board reviews risks that the Company faces in the short-, intermediate- and long-term timeframe in relation to our business on a regular basis. At least annually, our Board also receives updates from management regarding information security, cybersecurity and data security risks in connection with Antero’s Enterprise Risk Management program. The Board and each committee has distinct responsibilities for monitoring other risks, as shown below.

The Board of Directors

The Board oversees Antero’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee monitors the effectiveness of Antero’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance and cybersecurity matters, including ESG disclosures in our quarterly and annual SEC reports, Antero’s privacy and cybersecurity risk exposures, as well as plans and activities to monitor and mitigate such risks.

Nominating & Governance Committee

The Nominating & Governance Committee oversees the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee oversees Antero’s compensation policies and practices.

Environmental, Social and Governance (ESG) Committee

The Environmental, Social and Governance (ESG) Committee provides guidance to the Board on, and oversees Antero’s risk management policies related to the environment, including with respect to climate change, Antero’s health and safety program, and social and political trends, issues and concerns applicable to Antero’s business activities and performance. The ESG Committee regularly receives reports from management on pertinent ESG risks or opportunities, including climate related topics.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero and Antero Midstream.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board, the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the ESG Committee each conduct an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees.

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Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive more votes cast “for” than “withheld” must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Meetings

The Board held 6 meetings in 2024. The outside directors held 4 executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective time he or she served.

Directors are encouraged to attend the Annual Meetings of Stockholders. All of the members of the Board attended the 2024 Annual Meeting.

How to Contact the Board

General Communications

Stockholders and other interested parties may communicate with us by writing to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Stockholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Stockholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero’s Chief Compliance Officer and Corporate Secretary will review and forward each communication, as soon as reasonably practicable, to the addressee(s) if the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer, the Chief Compliance Officer and Corporate Secretary also may forward the communication to the applicable officer or committee chair.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances.

Antero’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero’s policies or our Corporate Code of Business Conduct and Ethics.

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Available Governance Materials

The following materials are available on Antero’s website at www.anteroresources.com under “Investors” and then “Governance—Governance Documents.”

•	Certificate of Incorporation of the Company;
•	Bylaws of the Company;
•	Charters of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, and the Environmental, Social and Governance Committee;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines;
•	Human, Labor and Indigenous Rights Policy;
•	Supplier Code of Conduct;
•	Whistleblower Policy;
•	Political Advocacy Policy; and
•	Biodiversity Policy.

Stockholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of our website.

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BOARD COMMITTEES

General

The Board had five standing committees in 2024: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, the Conflicts Committee and the Environmental, Social and Governance (ESG) Committee. Committee charters are available on Antero’s website at www.anteroresources.com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. There were no ad hoc committees in 2024.

Audit Committee

Current Members: Brenda R. Schroer (chair) Jacqueline C. Mutschler Vasiliki (Vicky) Sutil Thomas B. Tyree, Jr. Jeffrey S. Muñoz Number of meetings in 2024: 8

The Audit Committee oversees, reviews, acts on, and reports to the Board on various audit and accounting matters, including:

•

the selection of Antero’s independent accountants,

•

the scope of annual audits,

•

fees to be paid to the independent accountants,

•

the performance of Antero’s independent accountants, and

•

Antero’s accounting practices.

In addition, the Audit Committee oversees Antero’s compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters, including ESG disclosures in our quarterly and annual SEC reports, as well as Antero’s privacy and cybersecurity risk exposures, and its plans and activities to monitor and mitigate such risks.

•

The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members prescribed by rules of the NYSE and the Securities and Exchange Commission (“SEC”). In addition, the Board believes each of Ms. Schroer, Mr. Tyree and Mr. Muñoz is an “audit committee financial expert” as defined in SEC rules.

Compensation Committee

Current Members: Robert J. Clark (chair) Benjamin A. Hardesty W. Howard Keenan Jr. Number of meetings in 2024: 5

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero’s incentive compensation and benefit plans, and reviews and recommends to the Board for approval the compensation of our non-employee directors.

The Board has determined that all members of the Compensation Committee meet the NYSE’s heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero executive officer serves on the board of directors of a company that has an executive officer who serves on the Board.

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Nominating & Governance Committee

Current Members: Benjamin A. Hardesty (chair) Robert J. Clark W. Howard Keenan, Jr. Jacqueline C. Mutschler. Jeffrey S. Muñoz Number of meetings in 2024: 4

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero’s internal corporate governance processes, and directs all matters relating to the succession of Antero’s Chief Executive Officer.

The Board has determined that all members of the Nominating & Governance Committee meet the NYSE’s independence standards.

Conflicts Committee

Current Members: Robert J. Clark (chair) Jacqueline C. Mutschler Thomas B. Tyree, Jr. Number of meetings in 2024: —

The Conflicts Committee assists the Board in investigating, reviewing and evaluating certain potential conflicts of interest, including those between Antero and Antero Midstream, and carries out any other duties delegated by the Board that relate to potential conflict matters.

Environmental, Social and Governance (ESG) Committee

Current Members: Vasiliki (Vicky) Sutil (chair) Benjamin A. Hardesty Jacqueline C. Mutschler Brenda R. Schroer Thomas B. Tyree, Jr. Number of meetings in 2024: 4

The Environmental, Social and Governance (ESG) Committee provides guidance to the Board on, and oversees Antero’s risk management policies related to the environment, including with respect to climate change, Antero’s health and safety program, and social and political trends, issues and concerns applicable to Antero’s business activities and performance. The ESG Committee also advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders.

Members of the ESG Committee have experience in areas relating to ESG, including environmental stewardship, social responsibility and community relations. Vasiliki (Vicky) Sutil, the ESG Committee Chair, brings ESG experience from her time on the Environmental, Health and Safety Board Committee at Delek. Benjamin Hardesty is a trustee and past chairman of the Nature Conservancy of West Virginia and a member of the board of directors of the West Virginia Chamber of Commerce.

During 2024, the ESG Committee reviewed, and Antero published, its 2023 ESG Report, which is available at https://www.anteroresources.com/esg.

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COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation periodically and recommends changes, if appropriate, to the Board for approval.

Our employee directors do not receive additional compensation for their services as directors. All compensation received from Antero as employees is disclosed in the Summary Compensation Table on page 52.

Annual Cash Retainers

The following is a summary of the compensation paid to the non-employee members of our Board, which was last modified in April of 2023. The Compensation Committee reviewed non-employee Board compensation levels in 2024 and determined that no modifications were necessary as the non-employee compensation program was consistent with market at that time.

Recipient	Amount
Non-employee director	$100,000
Lead Director	$40,000
Audit Committee:
Chairperson	$24,000
Other members	$10,000
Compensation Committee:
Chairperson	$20,000
Other members	$7,500
Nominating & Governance and ESG Committees:
Chairperson	$15,000
Other members	$7,500
Conflicts Committee:
Chairperson	$5,000
Other members	$5,000

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock.

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Equity-Based Compensation

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $215,000, subject to the terms and conditions of the Amended and Restated Antero Resources Corporation 2020 Long-Term Incentive Plan (“AR LTIP”) and the agreements pursuant to which such awards are granted. These awards are granted in arrears on a quarterly basis, so each installment has a grant date fair value of approximately $53,750.

Fees

For 2024, the directors who are members of Board committees were eligible to receive a fee of $1,500 for each committee meeting attended in excess of ten meetings for such committee per calendar year (up to a maximum of $22,500 per committee). Directors are also reimbursed for reasonable expenses incurred to attend meetings and activities of the Board or its committees, and to attend and participate in general education and orientation programs for directors.

Stock Ownership Guidelines

Under our stock ownership guidelines, within five years of being elected or appointed to the Board, a non-employee director is required to own shares of our common stock with a fair market value equal to at least five times the amount of the annual cash retainer. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. All of the directors who are subject to this requirement and who have been on the Board for at least five years are in compliance with the ownership guidelines. For information regarding stock ownership guidelines applicable to our executive officers, please see “Compensation Discussion and Analysis—Other Matters—Stock Ownership Guidelines.”

2024 Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Robert J. Clark	132,500	214,946	347,446
Benjamin A. Hardesty	170,000	214,946	384,946
W. Howard Keenan, Jr.	115,000	214,946	329,946
Jacqueline C. Mutschler	130,000	214,946	344,946
Brenda R. Schroer	131,500	214,946	346,446
Vasiliki (Vicky) Sutil	125,000	214,946	339,946
Thomas B. Tyree, Jr.	122,500	214,946	337,446
Jeffrey S. Muñoz	29,375	$0	29,375
(1)	Includes annual cash retainer, committee fees, committee chair fees and meeting fees earned during fiscal 2024.
(2)	Amounts in this column reflect the aggregate grant date fair value of shares granted under the AR LTIP to each non-employee director during fiscal year 2024, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards.

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ITEM TWO:   RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero’s independent registered public accounting firm for the year ending December 31, 2025. KPMG LLP has audited Antero’s and its predecessor’s financial statements since 2003. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero’s annual consolidated financial statements for the year ended December 31, 2024, on February 12, 2025.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for stockholders to communicate their views about an important aspect of corporate governance. If our stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero’s independent registered public accounting firm. Stockholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include: (i) overseeing the accounting and financial reporting process of Antero and audits of Antero’s financial statements (ii) the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero; (iii) pre-approving audit or non-audit services proposed to be rendered by Antero’s independent registered public accounting firm; (iv) annually reviewing the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero; (v) overseeing Antero’s internal auditor and reviewing the internal auditor’s reports and annual internal audit plan; (vi) reviewing with management and the independent registered public accounting firm Antero’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance distributed publicly; (vii) approving or ratifying certain related party transactions as set forth in Antero’s Related Persons Transactions Policy; (viii) reviewing with management Antero’s major financial risk exposures; (ix) assisting the Board in monitoring compliance with legal and regulatory requirements relating to financial, accounting, auditing and related compliance matters; (x) preparing the report of the Audit Committee for inclusion in Antero’s proxy statement; and (xi) annually reviewing and reassessing its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero’s audited financial statements with management and the independent registered public accounting firm.

The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero’s audited financial statements for the year ended December 31, 2024, be included in the Form 10-K, which was filed with the SEC on February 12, 2025.

Members of the Audit Committee:

Brenda R. Schroer (Chair)
Jacqueline C. Mutschler
Vasiliki (Vicky) Sutil
Thomas B. Tyree, Jr.
Jeffrey S. Muñoz

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Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero (in thousands):

	For the Years Ended December 31
	2023	2024
Audit Fees(1)
Audit and Quarterly Reviews	$1,697	$1,864
Other Filings	—	30
SUBTOTAL	1,697	1,894
Audit-Related Fees(2)	—	—
Tax Fees	—	310
All Other Fees	—	—
TOTAL	$1,697	$2,204
(1)	Includes the audit of Antero’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero’s quarterly financial statements included in Quarterly Reports on Form 10-Q.
(2)	Represents fees related to Antero Resources’ other filings with the SEC, including review and preparation of registration statements, comfort letters and consents.

The charter of the Audit Committee and its pre-approval policy require the Audit Committee to review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2024, the Audit Committee approved all of the services described above.

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ITEM THREE:   ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our stockholders. Our compensation program for 2024 was designed to be competitive with market practices and to align the interests of our Named Executive Officers with those of Antero and its stockholders.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2024. The Compensation Committee and the Board believe that our compensation practices for 2024 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our stockholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our Named Executive Officers for 2024. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2024 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Antero Resources Corporation approve, on an advisory basis, the compensation of its named executive officers during 2024 as disclosed in the proxy statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2024 say-on-pay advisory vote;
•	Our 2024 executive compensation program and the compensation awarded under that program;
•	Material actions taken with respect to our 2025 executive compensation program; and
•	Pertinent executive compensation policies.

2024 Named Executive Officers

The table below sets forth the name and principal position of each of our 2024 Named Executive Officers.

Name	Principal Position
Paul M. Rady	Chairman of the Board, Chief Executive Officer and President
Michael N. Kennedy	Chief Financial Officer and Senior Vice President—Finance
Yvette K. Schultz	Chief Compliance Officer, Senior Vice President—Legal, General Counsel and Corporate Secretary

2024 Say-on-Pay Advisory Vote

At the Company’s 2024 annual meeting, our stockholders were asked to approve, on an advisory basis, the compensation of the Named Executive Officers. Advisory votes in favor of our executive compensation program were cast by approximately 68% of the shares of common stock counted as present and entitled to vote at such meeting. The Company will continue to hold annual Say-on-Pay advisory votes.

Compensation Committee Responsiveness to Say-on-Pay Vote and Stockholder Feedback

The Compensation Committee considered the feedback received from our stockholders during stockholder outreach conducted in 2023 and 2024. The Compensation Committee elected to not change the pillars of our executive compensation program for the 2024 fiscal year because it became apparent after considering the Company’s historic Say-on-Pay votes and stockholder feedback received during 2023 and 2024 that stockholders largely support our current executive compensation program. In 2024, we engaged with stockholders representing 46% of the Company’s outstanding stock, with our Chief Financial Officer and Compensation Committee Chair participating in all of these meetings.

As discussed in more detail in Proposal Three above, the Board has recommended that stockholders vote, on a non-binding advisory basis, to approve the compensation paid to our Named Executive Officers during the 2024 Fiscal Year, as described more fully below.

How to Communicate with our Board

We welcome and value feedback from our stockholders. You may communicate with our Board, our Compensation Committee or an individual director by letter, email or telephone, directed in care of the Company’s Chief Compliance Officer, Senior Vice President-Legal, General Counsel and Corporate Secretary, who will review and forward each communication, as soon as reasonably practicable, to the addressee(s) if the communication falls within the scope of matters generally considered by the Board or the Compensation Committee, as appropriate. Please direct such communications to:

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Antero Resources Corporation
Chief Compliance Officer, Senior Vice President-Legal, General Counsel and Corporate Secretary
1615 Wynkoop Street
Denver, Colorado 80202
303-357-7310
investorrelations@anteroresources.com

Compensation Philosophy and Objectives of Our Compensation Program

Since our inception, our compensation philosophy has been predominantly focused on recruiting individuals who are motivated to help us achieve superior performance and growth. Our company was founded by entrepreneurs whose strategy was to employ high-impact executives who are extremely effective at sparking superior performance with low overhead. These highly qualified and experienced individuals have contributed to the continued success of our Company. As a result of one of our Named Executive Officers being a founder of the Company and our historical emphasis on long-term equity-based compensation, as of April 15, 2025, our Named Executive Officers hold approximately 5.6% of our outstanding shares, which ensures they are aligned with the best interests of our stockholders.

We seek to attract, retain, and motivate exceptional executive talent by providing our executives with a competitive mix of fixed, time-based and performance-based compensation. Our performance-based compensation program focuses on motivating returns and value creation per share, disciplined capital investment, efficient operations, and generation of distributable cash flow. We believe our compensation philosophy and practices for 2024 promote a strong alignment between Named Executive Officer pay and Company performance.

Compensation Best Practices

Our Compensation Committee is committed to maintaining compensation best practices and employing methods that motivate our executives to create long-term value while minimizing risk to investors. The following table highlights the compensation best practices we followed during 2024 with respect to our Named Executive Officers:

What We Do
Use a representative and relevant peer group
Target reasonable compensation levels relative to peers with a focus on performance-based, at-risk components
Enforce robust minimum stock ownership guidelines
Evaluate the risk of our compensation programs
Include performance based long-term incentives
Use and review compensation tally sheets
Engage an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No excessive perquisites
No severance plans or agreements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No reduction of the exercise price of an outstanding stock option without stockholder approval outside of transactional context (e.g., substitution of pre-existing target company awards for Company awards in an acquisition)
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers

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Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all elements of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves our peer group, the goals and objectives relevant to the compensation of all Named Executive Officers, as well as the executive compensation program as a whole, including performance goals for the annual cash incentive program, if applicable, and long-term equity awards. In addition, the Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and the Company’s Chief Financial Officer within the framework of our executive compensation goals and objectives. The Compensation Committee also evaluates the performance of the other Named Executive Officer in consultation with our Chief Executive Officer and Chief Financial Officer. These evaluations are taken into account when setting the compensation for our Named Executive Officers.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect Company performance, retain each executive or provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses

Our Named Executive Officers provide services to us and to Antero Midstream. In 2024, the Compensation Committee and the Antero Midstream Compensation Committee (the “AM Compensation Committee”) each separately discussed its Named Executive Officers’ aggregate total cash compensation and then approved an aggregate total 2024 base salary and 2024 target bonus for services our Named Executive Officers provide to both Antero and Antero Midstream. Cash compensation included base salary and annual cash incentives in 2024. We pay all elements of cash compensation to, and provide all benefits for, our Named Executive Officers. Antero Midstream reimburses us for a portion of base salaries paid to our Named Executive Officers based on the percentage of all non-compensation general and administrative expenses attributable to each company and calculated quarterly on gross property and equipment, capital expenditure and labor costs, the last of which is calculated based on an estimate of how much time our employees spend providing services to Antero Midstream, in the aggregate, during each quarter (the “Reimbursement Percentage”). Antero Midstream reimbursed us for a portion of our Named Executive Officer’s base salary that equaled 26.5% in 2024 (the “2024 NEO AM Reimbursement Percentage”). The Compensation Committee and the AM Compensation Committee established its own performance metrics for its annual cash incentive program, and Antero Midstream reimbursed us for all amounts paid pursuant to Antero Midstream’s annual cash incentive program.

Antero Midstream reimburses us for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites we provide to our Named Executive Officers that are attributable to services provided to Antero Midstream. This amount is calculated as the product of the total cost of such benefits and the 2024 NEO AM Reimbursement Percentage.

The Compensation Committee established the value of the long-term incentive awards that we granted to our Named Executive Officers at a level compared to similarly situated executives in the peer group, reviewing the Company’s performance and

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in consultation with the Company’s independent compensation consultant. The Compensation Committee believes the value granted will motivate and reward longer-term strategy development and execution by the Company. The value of long-term incentive awards was established independently and not in coordination with Antero Midstream.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2024. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Midstream in 2024, please see the Proxy Statement filed by Antero Midstream on April 24, 2025.

Role of Management

The Chief Executive Officer, together with our Chief Financial Officer, typically provide recommendations to the Compensation Committee regarding the compensation levels for the other Named Executive Officer and for our executive compensation program as a whole. In making their recommendations, the Chief Executive Officer and the Chief Financial Officer, as applicable, consider the Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent, and independent oil and gas company compensation surveys. The Compensation Committee considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. From January through April of 2024, the Compensation Committee retained NFPCC. In May of 2024, the Compensation Committee terminated engagement with NFPCC and engaged CBIZ Compensation Consulting (“CBIZ”) as its independent executive compensation consultant for the remainder of the year. In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of NFPCC and CBIZ under six independence factors. After its review, the Compensation Committee determined that NFPCC and CBIZ were independent.

In 2024, NFPCC:

•	Assessed our compensation program’s position relative to market for our directors and Named Executive Officers and relative to our stated compensation philosophy;

•	Prepared a report of its analysis, findings and recommendations for our executive and director compensation programs; and

•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

In 2024, CBIZ:

•	Collected and reviewed all relevant Company information, including our historical compensation data and our organizational structure;

•	With input from management, assisted the Compensation Committee in its evaluation of the peer group of companies to use for executive compensation comparisons and made recommendations regarding modifications;

•	Assessed our compensation program’s position relative to market for our directors and Named Executive Officers and relative to our stated compensation philosophy;

•	Prepared a report of its analysis, findings and recommendations for our executive and director compensation programs; and

•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

NFPCC’s and CBIZ’s reports were provided to the Compensation Committee and also used by Messrs. Rady and Kennedy in making their recommendations to the Compensation Committee.

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Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Kennedy and the Compensation Committee used market compensation data provided by NFPCC to assess the total compensation levels of our Named Executive Officers relative to market when setting compensation levels for 2024. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in our Peer Group (described below) and of oil and gas companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and give greater weight to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2024 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

Peer Group

NFPCC recommended and, after evaluation and discussion the Compensation Committee, approved a peer group for use in determining compensation for 2024 of onshore publicly traded oil and gas companies that are reasonably similar to us in terms of size and operations. We believe these companies are properly aligned across financial metrics such as revenue, market capitalization, and enterprise value, complexity and geography of operations. The 2024 peer group is unchanged from 2023 except that Continental Resources, Inc. was removed because it was taken private. We refer to the following nine companies as the “Peer Group”:

2024 APPROVED PEER GROUP

Company	Ticker
APA Corp.	APA
Coterra Energy Inc.	CTRA
Devon Energy Corporation	DVN
Diamondback Energy Inc.	FANG
EQT Corporation	EQT
Marathon Oil Corporation(1)	MRO
Ovintiv Inc.	OVV
Range Resources Corporation	RRC
Southwestern Energy Company(1)	SWN
(1)	Marathon Oil Corporation and Southwestern Energy Company were acquired by other entities in November 2024 and October 2024 respectively, several months after the filing of their annual reports on Form 10-K for the year ended December 31, 2023. Compensation data from such reports (along with the same data from other members of the Peer Group) was considered by the Compensation Committee when making compensation decisions in early 2024.

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Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2024 included the key components described below.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual incentive awards	Cash	Operational strategy execution, Net Debt/EBITDAX, Total Net Debt, Cash Costs, and ESG	Encourage short-term financial and operational performance that is aligned with our business strategy and will lead to long-term stockholder value
Long-term incentive awards	Performance share units	Three-year absolute total stockholder return Three-year Net Debt to EBITDAX multiple	Encourage performance that delivers value to, and direct alignment with, stockholders through stock price appreciation Encourage minimizing debt relative to cash flow
	Restricted stock units	33% vests on each of the first three anniversaries of grant	Provide an additional retention mechanism

With respect to the compensation attributable to services provided to us by our Named Executive Officers, the components of our Named Executive Officers’ compensation for 2024, calculated based on amounts reported for 2024 in the Summary Compensation Table below, except that target annual incentive levels are used rather than actual 2024 annual incentive award levels, were distributed as follows:

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;

•	the period over which the officer has performed those responsibilities;

•	the scope of, and level of expertise and experience required for, the officer’s position;

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•	the strategic impact of the officer’s position;

•	the rate of inflation; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another.

Base salaries are reviewed annually but are not increased if the Compensation Committee believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

In March of 2024, the Compensation Committee approved a 4% increase of aggregate base salary levels for services provided both to us and Antero Midstream to each of the Named Executive Officers as compared to 2023 aggregate base salary levels, after considering the 2024 increases in pay being approved by companies with which we compete for executive talent and the Company’s 2023 performance.

The table below reflects the base salary paid to each of our Named Executive Officers for services provided to us in 2024.

Executive Officer	2024 Base Salary(1)
Paul M. Rady	$1,093,092
Michael N. Kennedy	$554,925
Yvette K. Schultz	$399,399
(1)	The increase in aggregate base salary paid to the Named Executive Officers for services provided to both the Company and Antero Midstream that was approved by both the Compensation Committee and the AM Compensation Committee was 4% for each Named Executive Officer for 2024.

Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. The Compensation Committee adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary. The bonus target percentages for our Named Executive Officers for 2024 were unchanged from 2023 and were as follows:

Executive Officer	Target Bonus (as a % of base salary)
Paul M. Rady	130%
Michael N. Kennedy	100%
Yvette K. Schultz	85%

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2024 Performance Metrics

The maximum payout opportunity under the annual incentive program is 200% of the Named Executive Officer’s target bonus.

In April 2024, the Compensation Committee approved an annual incentive plan for the 2024 fiscal year. The 2024 annual incentive plan mirrors the 2023 annual incentive plan which has a significant focus on operational performance and debt reduction. This structure is intended to provide payout levels that are consistent with our stockholders’ investment objectives, while remaining competitive with companies with which we compete for executive talent.

In April of 2024 the Compensation Committee selected the following metrics, weightings and performance levels for the 2024 annual cash incentive program.

Selected Metrics	Weighting	Threshold Performance (50%)	Target Performance (100%)	Maximum (200%)	Performance Score (% of Target)	Weighted Score
Operational Strategy Execution Meeting Budgeted D&C Capital					200%	50.0%
Meeting Budgeted Production Volumes (MMcfe/d)					200%	50.0%
Net Debt/EBITDAX					161.1%	20.1%
Total Net Debt					200%	25.0%
Cash Costs					118.1%	11.8%
ESG		Qualitative Assessment			200%	30.0%

					Total	186.9%

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Metric	Definition	Rationale
D&C Capital	Drilling and Completion (“D&C”) capital represents the accrued drilling and completion capital for 2024, as presented in the 4th quarter of 2024, the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 12, 2025, and our Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 12, 2025.	Managing capital motivates our Named Executive Officers to operate within acceptable budgetary guidelines.
Production Volumes	Average net production volumes on an equivalent basis (MMcfe/d), as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 12, 2025 and our Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 12, 2025. Assumes no adjustments related to royalty adjustments for uneconomic natural gas liquids (“NGLs”).	Production volumes are critical to our profitability. Measuring these volumes motivates our Named Executive Officers to grow our business responsibly.
Net Debt/EBITDAX	Year-end 2024 Net Debt, calculated as total long-term debt less cash and cash equivalents, divided by 2024 full-year Adjusted EBITDAX, which is a non-GAAP financial measure that we define as net income (loss), including noncontrolling interest, adjusted for certain items including (i) unrealized commodity derivative gains; (ii) payments for derivative monetizations; (iii) amortization of deferred revenue, VPP; (iv) (gain) loss on sale of assets; (v) interest expense, net; (vi) loss on early extinguishment of debt; (vii) loss on convertible note inducements; (viii) income tax expense; (ix) depletion, depreciation, amortization and accretion; (x) impairment of property and equipment; (xi) exploration expense; (xii) equity-based compensation expense; (xiii) equity in earnings of unconsolidated affiliate; (xiv) dividends from unconsolidated affiliate; (xv) contract termination, loss contingency, transaction expense and other; and (xvi) Martica related adjustments, each as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 12, 2025.	Managing the balance sheet leverage is essential for growing our business efficiently. Net Debt/EBITDAX is a key debt coverage ratio that our Compensation Committee believes motivates management to minimize debt relative to cash flow.
Total Net Debt	Year-end total net debt calculated as total long-term debt less cash and cash equivalents, as presented in the full year earnings press release furnished as exhibit 99.1 to the Form 8-K filed with the SEC on February 12, 2025.	Managing absolute levels of total debt incentivizes management to protect the balance sheet through cyclical commodity price environments that could result in material changes in the cash flow of the business.
Cash Costs	Includes lease operating expense, gathering, compression, processing, transportation, production and ad valorem taxes, net marketing expense and general and administrative costs (excluding equity-based compensation).	Controlling cash costs motivates our Named Executive Officers to operate in a disciplined and efficient manner.
ESG	The Compensation Committee of our Board considered ESG matters in this assessment, which included non-financial performance related to our safety record, reductions in greenhouse gas emissions, and the safety of our work environment and strong environmental record.	These functions are critical to the success of the business and the execution of our overall strategy. Our people are motivated to work in a safe environment that shows progress toward sustainability.

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2024 Annual Incentive Program Payouts

As described above, performance associated with the Annual Incentive Plan resulted in an overall achievement level of 186.9% of target. Upon discussion related to discretionary adjustments, it was unanimously agreed that considering the Company’s financial, operational, and stock performance in 2024, no adjustments to the resulting payout should be made.

When determining the performance score for the ESG metric the Compensation Committee considered the Company’s internal ESG scorecard which highlighted specific achievements in the areas of environmental performance, including the following:

•	Received zero environmental or regulatory notices of violations (“NOVs”) in 2024 that resulted in civil fines or penalties;

•	Successfully launched the Serious Injury and Fatality (“SIF”) prevention program to reduce exposure to the highest risk activities; and

•	Initiated the Ghana LPG cookstove project that will generate carbon offsets needed to achieve our Net Zero Scope 1 emissions goal.

The 2024 annual cash bonus amounts reported below reflect the annual cash bonus paid to each Named Executive Officer for services provided to the Company.

Executive Officer	Final Percentage of 2024 Target Bonus to be Paid for 2024 Performance	2024 Annual Cash Bonus Payments(1)
Paul M. Rady	186.9%	$2,656,488
Michael N. Kennedy	186.9%	$1,037,390
Yvette K. Schultz	186.9%	$634,649
(1)	The amounts in this column are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, below.

Long-Term Incentive Awards

Annual Long-Term Incentive Awards Granted in 2024

Each of the Named Executive Officers received a grant comprised 50% of restricted stock units and 50% of performance share units in March of 2024 pursuant to the AR LTIP. The Compensation Committee grants RSUs as a retention tool and in order to align the interests of our Named Executive Officers with the interests of our stockholders and grants PSUs to incent management to make sound capital investment decisions that align with shareholder value creation. The restricted stock units, or “RSUs,” granted to the Named Executive Officers in 2024 vest ratably on the first three anniversaries of the date of grant, subject to continued service. One-half of the performance share units, or “PSUs,” granted to our Named Executive Officers in 2024 will vest based on absolute total stockholder return, or “TSR,” while the other half will vest based on our Net Debt to EBITDAX multiple. The Compensation Committee selected absolute TSR because it provides a rigorous framework that rewards the Named Executive Officers for improving absolute stock price, and because it directly aligns the incentive for our Named Executive Officers to our investors’ experience. The Compensation Committee selected Net Debt to EBITDAX multiple because managing balance sheet leverage is essential for growing our business efficiently and this metric is a key debt coverage measurement that the Compensation Committee believes will motivate management to minimize debt relative to cash flow.

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Absolute TSR PSUs

The absolute TSR PSUs granted in March of 2024 have four performance periods. One quarter of the target amount of PSUs may be earned based on performance for each of the following performance periods: March 7, 2024 to March 7, 2025; March 7, 2025 through March 7, 2026; March 7, 2027 to March 7, 2028; and March 7, 2024 to March 7, 2027.

The payouts for the absolute March TSR PSUs are determined as follows:

Performance Level	Absolute TSR	Percentage of Eligible Target Amount Earned for Each Performance Period %	Percentage of Target PSUs Earned for Each Performance Period
Floor	0	0%	0%
Target	10%	100%	25%
Maximum	20%	200%	50%

“Absolute TSR” for purposes of these PSUs is measured by reference to the Company’s 20-day average volume-weighted closing price per share of stock for the first twenty trading days of the applicable performance period and the Company’s 20-day average volume-weighted closing price per share of stock for the last twenty trading days of the applicable performance period. If the Company’s absolute TSR falls between the floor and target amounts or the target and maximum amounts, then the percentage of the target amount of PSUs that are earned for the relevant performance period will be determined using linear interpolation between the relevant performance levels.

Net Debt to EBITDAX PSUs

The Net Debt to EBITDAX multiple PSUs granted in March of 2024 have three performance periods. One third of the target amount of PSUs may be earned based on performance during each of the following performance periods: January 1, 2024 to December 31, 2024; January 1, 2025 through December 31, 2025; and January 1, 2026 to December 31, 2026.

The payouts for the Net Debt to EBITDAX PSUs are determined as follows:

Level	Net Debt to EBITDAX Multiple		Percentage of Eligible Target Amount Earned for Each Performance Period*	Percentage of Target Amount of PSUs Earned For Each Performance Period*
Floor	>2.5	x	0%	0%
Target	2.0	x	100%	33.33%
Maximum	1.5	x	200%	66.66%

For definitions regarding “Net Debt” and “EBITDAX” as used in the 2024 Net Debt to EBITDAX multiple PSUs, please see “Annual Cash Incentive Awards – 2024 Performance Metrics” above. If the Company’s Net Debt to EBITDAX multiple falls between the floor and target amounts or the target and maximum amounts, then the percentage of the target amount of PSUs that are earned for the relevant performance period will be determined using linear interpolation between the relevant performance levels.

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Target Value of Long-Term Incentive Awards

The table below shows the values approved by the Compensation Committee for the annual long-term incentive awards granted to our Named Executive Officers in 2024. These values were established by the Compensation Committee after referencing the long-term incentive awards of the Peer Group. These values served only as reference points. We consider individual performance, the nature and responsibility of the Named Executive Officer’s position, the impact, contribution and expertise of the Named Executive Officer, and the importance of retaining the individual along with the competitiveness of the market for the Named Executive Officer’s talents and services.

Executive Officer	2024 Target Long-Term Incentive Value(1)
Paul M. Rady	$10,000,000
Michael N. Kennedy	$4,300,000
Yvette K. Schultz	$2,625,000

(1)	The amounts set forth in this column differ from the amounts set forth under the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2024” below, as these amounts were set by the Compensation Committee and then divided by the closing price on the applicable date of grant to determine the number of restricted stock units and target performance share units to be granted. The amounts set forth under “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2024” below reflect the grant date fair value of the number of restricted stock units and target performance share units granted, as computed in accordance with FASB ASC Topic 718, resulting in a slightly higher value attributable to the grants under those tables.

The number of performance share units and restricted stock units granted to our Named Executive Officers in 2024 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2024” below.

2021 Absolute TSR Awards and 2022 Net Debt to EBITDAX PSU Awards Performance Certification

The performance period for the PSUs granted in 2021 that vest based on absolute TSR ended in April of 2024, with such awards vesting at 150% cumulatively for all four performance periods. The performance period for the PSUs granted in 2022 that vest based on Net Debt to EBITDAX ended on December 31, 2024, with such awards vesting at 193.51% cumulatively for all four performance periods.

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to applicable law). These arrangements include medical, dental, vision and disability insurance, as well as health savings accounts.

We provide these benefits to ensure that we can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits us to make discretionary matching and non-elective contributions.

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During 2024, the Company matched 100% of the first 6% of eligible compensation that employees contributed to the plan. These matching contributions are immediately fully vested. Antero Midstream reimburses the Company for a portion of these matching contributions as a general and administrative expense.

Perquisites and Other Personal Benefits

We provide those very limited perquisites to our Named Executive Officers that are frequently provided by those companies with which we compete for executive talent in order to offer a competitive pay package. Perquisites do not play a significant role in our Named Executive Officers’ total compensation. See the All Other Compensation column of the Summary Compensation Table, below, for additional information regarding the limited perquisites provided to our Named Executive Officers in 2024.

2025 Material Compensation Decisions

Base Salaries

In March 2025, after comparing base salary levels to those of similarly situated executives in the 2025 Peer Group, reviewing the Company’s performance during 2024, and discussing the recommendations of Messrs. Rady and Kennedy and CBIZ, the Compensation Committee approved the following increases to base salary for the Named Executive Officers for 2025:

Executive Officer	2024 Base Salary(1)	2025 Base Salary(1)	Percentage Increase
Paul M. Rady	$1,093,092	$1,131,386	3.5%
Michael N. Kennedy	$554,925	$574,329	3.5%
Yvette K. Schultz	$399,399	$413,364	3.5%

(1)	Base salary included here is calculated based on the 2024 Reimbursement Percentage. The actual percentage of base salary allocated to the Company for 2025 will not be determinable until the 2025 Reimbursement Percentage is calculated following the end of 2025.

Annual Cash Incentive Awards

In April 2025, the Compensation Committee approved an annual incentive plan for the 2025 fiscal year. The 2025 annual incentive plan structure mirrors the 2024 annual incentive plan. We believe this structure motivates our Named Executive Officers to accomplish specific objectives that are important to our success and sustainable growth.

Long-Term Incentive Awards

Consistent with 2024, the Compensation Committee granted 50% performance-based long-term equity awards and 50% time-based equity awards to our Named Executive Officers in March 2025. These awards are subject to the terms and provisions of the 2020 AR LTIP and the award agreements pursuant to which they were granted.

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Other Matters

No Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” our Named Executive Officers would be entitled to receive accelerated vesting of their performance share units, restricted stock units and cash retention awards (if applicable) that remain unvested upon their termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Under our stock ownership guidelines, our executive officers are required to own a minimum number of shares of our common stock within five years of becoming an executive officer. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	3x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines satisfies the guidelines on a prior determination date, a subsequent decrease in our stock price will not cause that executive to be out of compliance on a later determination date. As of June 30, 2024, all of our Named Executive Officers and directors were in compliance with these guidelines or had time remaining before compliance was required. Consistent with our stock ownership guidelines, any noncompliance may be considered by the Compensation Committee when making future compensation or promotion decisions.

These stock ownership guidelines are designed to align our executive officers’ interests more closely with those of our stockholders. The chart below shows the significant levels of stock ownership of our Named Executive Officers and the ratio of their ownership to their respective base salaries.

We believe the high level of ownership demonstrates significant alignment with our stockholders.

Ratio of Stock Ownership Value to Base Salary

Shares directly and beneficially owned by our Named Executive Officers count towards satisfaction of our stock ownership guidelines. Vested and unvested stock options, unvested restricted stock units, and other conditional equity-based awards (including performance-based awards) do not count towards satisfaction of our stock ownership guidelines. However, for purposes of the chart above, unvested restricted stock units held by our Named Executive Officers are included. Values reported in the chart above are as of June 30, 2024, the measurement date for our stock ownership guidelines.

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Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is in the best interests of the Company and our stockholders. The Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2024.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that evaluating overall business performance and implementing Company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short-term.
•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total Company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.
•	The mix of time- and performance-based equity awards and multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

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Tally Sheets

The Compensation Committee uses tally sheets as a reference point in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios and include a summary of all shares beneficially owned.

Insider Trading Policies and Procedures

We have insider trading policies and procedures governing the purchase, sale and other disposition of our securities that apply to directors, officers and employees, and to Antero Resources itself. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards applicable to Antero Resources. Our Insider Trading Policies were filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended December 31, 2024.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits directors, officers and employees from engaging in hedging transactions or other transactions involving company derivative securities, regardless of whether the covered person is in possession of material, non-public information. Our Insider Trading Policy also prohibits purchasing our common stock on margin (e.g., borrowing money to fund the stock purchase) and pledging our securities.

Equity Award Grant Timing

The Compensation Committee does not grant long term incentive awards in anticipation of the release if material non-public information likely to result in changes to the price of our stock.

Vested shares are automatically granted on specified dates on a quarterly basis to the non-employee members of our Board. Grants of restricted stock units and performance share units to our executive officers typically occur in the first week of March. These grants are generally made effective on the date of approval. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. The Compensation Committee has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

During 2024, the Company did not grant stock options or stock appreciation rights (or similar awards).

Clawback Policy

Effective November 30, 2023, we adopted the Antero Resources Corporation Incentive Compensation Recovery Policy (the “Clawback Policy”). The Clawback Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listing Company Manual. Under the terms of the Clawback Policy, in the event of a restatement of our financial statements due to material non-compliance with any financial reporting requirement under applicable securities laws, the Compensation Committee shall take reasonably prompt action to cause the Company to recover from any covered executive the amount of any incentive-based compensation

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granted, earned or vested within the three preceding completed fiscal years, to the extent the value of such compensation was in excess of the amount of incentive compensation that would have been granted, earned, or vested had the financial statements been in compliance with the financial reporting requirements. Each executive officer, including our Named Executive Officers, principal accounting officer, and former executive officers, are considered “covered executives” for purposes of the Clawback Policy. Incentive-based compensation is not subject to the Clawback Policy if it is received (i) prior to the date a covered executive becomes an executive officer or (ii) prior to October 2, 2023.

The Prior LTIP and the AR LTIP generally provide that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the Prior LTIP and the AR LTIP are subject to the provisions of any clawback policy the Company implements.

In the course of preparing our consolidated financial statements for the year ended December 31, 2024, the Company identified an error in the quarterly calculations related to depletion expense of the Company’s proved oil and gas properties. This error had the effect of incorrectly reporting depletion expense amounts in prior periods, which resulted in incorrectly reporting depletion, depreciation and amortization expense and income tax (expense) benefit in prior periods. See Note 19-Immaterial Correction of Prior Period Error to our consolidated financial statements for the year ended December 31, 2024 for additional information. After considering the guidance in Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and FASB ASC Topic 250, Accounting Changes and Error Corrections, the Company evaluated the materiality of these amounts quantitatively and qualitatively and concluded that the error was not material to any of the Company’s prior annual or interim period financial statements. The consolidated financial statements as of December 31, 2023 and for the years ended December 31, 2022 and 2023 have been revised in accordance with SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in order to reflect these corrections. We evaluated this revision and concluded that the change did not affect any financial performance measure in any of our incentive programs, and thus there was no erroneous compensation and no clawback is necessary.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, and at the recommendation of the Compensation Committee, the Board of Directors has determined that the Compensation Discussion and Analysis should be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members:

Robert J. Clark (Chair)
Benjamin A. Hardesty
W. Howard Keenan Jr.

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EXECUTIVE COMPENSATION TABLES

2024 Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered to the Company during the fiscal years ended December 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Paul M. Rady (Chairman of the Board of Directors, Chief Executive Officer and President)	2024	1,093,092	—	10,395,386	2,656,488	15,215	14,160,181
	2023	1,065,350	—	10,770,416	1,661,946	14,751	13,512,463
	2022	942,500	564,840	21,853,164	1,273,035	8,282	24,641,821
Michael N. Kennedy (Chief Financial Officer, and Sr. Vice President— Finance)	2024	554,925	—	4,469,982	1,037,390	27,555	6,089,852
	2023	540,870	266,667	4,631,209	649,044	26,656	6,114,446
	2022	478,500	487,255	7,476,082	497,162	20,207	8,959,206
Yvette K. Schultz (Chief Compliance Officer, Sr. Vice President— Legal, General Counsel and Corporate Secretary)	2024	399,399	—	2,728,782	634,649	27,555	3,790,385
	2023	389,263	—	2,827,203	397,048	30,731	3,644,245
	2022	344,375	134,943	5,750,785	304,135	8,410	6,542,648
(1)	The amounts in this column represent the grant date fair value of restricted stock units and performance share units granted to the Named Executive Officers in 2024 pursuant to the AR LTIP, each as computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards. If the maximum level of performance for the annual Net Debt to EBITDAX PSUs granted in March 2024 was achieved, then the value of such award granted to Messrs. Rady and Kennedy and Ms. Schultz would be $4,927,398, $2,118,771, and $1,293,442, respectively.
(2)	The amounts in this column represent the annual incentive plan payments.
(3)	The amounts in this column represent the Company’s 401(k) match for fiscal year 2024 for each participating Named Executive Officer. Additionally, for Mr. Kennedy and Ms. Schultz, this amount includes $12,341, which is an amount paid by the Company for the cost of financial services provided to each of Mr. Kennedy and Ms. Schultz by Ayco Financial Planning and Consulting during 2024.

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Grants of Plan-Based Awards for Fiscal Year 2024

The table below sets forth the awards granted to our Named Executive Officers during 2024, including awards under the 2024 annual cash incentive plan and the performance share units and restricted stock units granted under the AR LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Awards ($)(4)
Paul M. Rady		710,510	1,421,020	2,842,039
Absolute TSR PSUs(5)	3/7/24				—	93,040	186,080		3,004,262
Net Debt to EBITDAX PSUs(6)	3/7/24				—	93,040	186,080		2,463,699
RSUs(7)	3/7/24							186,081	4,927,425
Michael N. Kennedy		277,463	554,925	1,109,850
Absolute TSR PSUs(5)	3/7/24				—	40,007	80,014		1,291,826
Net Debt to EBITDAX PSUs(6)	3/7/24				—	40,007	80,014		1,059,385
RSUs(7)	3/7/24							80,014	2,118,771
Yvette K. Schultz		169,745	339,489	678,978
Absolute TSR PSUs(5)	3/7/24				—	24,423	48,846		788,619
Net Debt to EBITDAX PSUs(6)	3/7/24				—	24,423	48,846		646,721
RSUs(7)	3/7/24							48,846	1,293,442

(1)	These columns represent the threshold, target and maximum amount that may be earned under our 2024 annual cash incentive plan.
(2)	These columns reflect the threshold, target and maximum number of shares that may be earned under performance share units granted to each of Messrs. Rady and Kennedy and Ms. Schultz on March 7, 2024.
(3)	This column reflects the number of restricted stock units granted to each of Messrs. Rady and Kennedy and Ms. Schultz on March 7, 2024.
(4)	The amounts in this column represent the grant date fair value of restricted stock units and performance share units granted to the Named Executive Officers pursuant to the AR LTIP, as computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2024, for additional detail regarding assumptions underlying the value of these equity awards.
(5)	One quarter of the absolute TSR PSUs granted on March 7, 2024 are earned (or not) based upon our TSR performance for each of four performance periods: (i) from March 7, 2024 to March 7, 2025, (ii) from March 7, 2025 to March 7, 2026, (iii) from March 7, 2026 to March 7, 2027, and (iv) from March 7, 2024 to March 7, 2027. The Named Executive Officers are each eligible to receive up to 200% of one quarter of the target amount of TSR PSUs awarded, as determined at the end of each applicable performance period (subject to continued service through the fourth and final performance period). There is no performance threshold applicable to the absolute TSR PSUs, but if TSR performance falls between zero and target performance (10% absolute TSR) or between target and maximum performance (20% absolute TSR), then the number of absolute TSR PSUs that will become vested and earned will be determined using linear interpolation between the relevant performance levels.
(6)	One third of the Net Debt to EBITDAX PSUs granted on March 7, 2024 are earned (or not) based upon our Net Debt to EBITDAX multiple for each of three performance periods: (i) from January 1, 2024 to December 31, 2024, (ii) from January 1, 2025 to December 31, 2025, and (iii) from January 1, 2026 to December 31, 2026. The Named Executive Officers are each eligible to receive up to 200% of one third of the target amount of Net Debt to EBTIDAX PSUs awarded, as determined at the end of each applicable performance period. There is no performance threshold applicable to the Net Debt to EBITDAX PSUs, but if the Net Debt to EBITDAX multiple falls between 2.5x (or higher) and target performance (2.0x) or between target and maximum performance (1.5x), then the number of Net Debt to EBITDAX PSUs that will become vested and earned will be determined using linear interpolation between the relevant performance levels.
(7)	The restricted stock units granted to the Named Executive Officers on March 7, 2024 are subject to ratable vesting on the first three anniversaries of March 7, 2024, in each case, subject to such Named Executive Officer’s continued employment through such date.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2024 table.

Performance Share Units

The Compensation Committee granted annual performance share units to our Named Executive Officers in March 2024. Fifty percent of the performance share units will be earned (or not) based upon absolute TSR measured over four performance periods spanning each of the three years following grant, plus a cumulative period of three years following grant; and 50% of the performance share units will be earned (or not) based upon our Net Debt to EBITDAX multiple measured over three performance periods spanning the calendar year inclusive of grant and each of the two calendar years following grant.

Generally, the performance share units will not vest until the last date of the final performance period applicable to such performance share units. The potential acceleration and forfeiture events related to these performance share units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Restricted Stock Units

The Compensation Committee granted restricted stock units to each of our Named Executive Officers in March 2024. The restricted stock units vest over a three-year period, if such employees remain continuously employed by us from the grant date through the applicable vesting date. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

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Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul M. Rady
Restricted Stock Units(3)					804,185	28,186,687
Performance Share Units(4)							481,935	16,891,822
Stock Options	—	100,000	50.00	4/15/25
Michael N. Kennedy
Restricted Stock Units(3)					311,327	10,912,025
Performance Share Units(4)							195,991	6,869,485
Stock Options	—	25,000	50.00	4/15/25
Yvette K. Schultz
Restricted Stock Units(3)					202,317	7,091,225
Performance Share Units(4)							126,591	4,437,015
(1)	The amounts reflected in this column represent the market value of our common stock underlying (i) the unvested restricted stock units and (ii) the performance share units for which performance has been achieved but which require continued service, in each case, held by the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2024, which was $35.05 per share.
(2)	The amounts reflected in this column represent the market value of our common stock underlying the performance share units reported in the preceding column, computed based on the closing price of our common stock on December 31, 2024, which was $35.05 per share.

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(3)	The amounts in this row represent unvested restricted stock units and unvested performance share units for which the applicable performance goals have been achieved held by each Named Executive Officer that vest on the applicable remaining vesting dates as follows, subject to the Named Executive Officer’s continued employment:

Name	Award	Number Unvested on 12/31/2024	Vesting Schedule	Remaining Vesting Dates
Paul M. Rady	2021 RSU	59,086	Ratable	April 15, 2025
	2022 (April) RSU	44,880	Ratable	April 15, 2025
	2022 (October) RSU	47,620	Ratable	October 15, 2025
	2023 RSU	128,404	Ratable	March 7, 2025 and March 7, 2026
	2024 RSU	186,081	Ratable	March 7, 2025, March 7, 2026 and March 7, 2027
	2022 (April) Absolute TSR PSU	33,660	Vest in full	April 15, 2025
	2022 (October) Net Debt to EBITDAX PSU	90,600	Vest in full	December 31, 2025
	2022 (October) Absolute TSR PSU	35,714	Vest in full	December 31, 2025
	2023 Net Debt to EBITDAX PSU	122,153	Vest in full	December 31, 2025
	2023 Absolute TSR PSU	0	Vest in full	March 7, 2026
	2024 Net Debt to EBITDAX PSU	55,987	Vest in full	December 31, 2026
Michael N. Kennedy	2021 RSU	13,131	Ratable	April 15, 2025
	2022 (April) RSU	15,354	Ratable	April 15, 2025
	2022 (October) RSU	16,291	Ratable	October 15, 2025
	2023 RSU	55,213	Ratable	March 7, 2025 and March 7, 2026
	2024 RSU	80,014	Ratable	March 7, 2025, March 7, 2026 and March 7, 2027
	2022 (April) Absolute TSR PSU	11,516	Vest in full	April 15, 2025
	2022 (October) Net Debt to EBITDAX PSU	30,994	Vest in full	December 31, 2025
	2022 (October) Absolute TSR PSU	12,218	Vest in full	December 31, 2025
	2023 Net Debt to EBITDAX PSU	52,524	Vest in full	December 31, 2025
	2023 Absolute TSR PSU	0	Vest in full	March 7, 2026
	2024 Net Debt to EBITDAX PSU	24,073	Vest in full	December 31, 2026
Yvette K. Schultz	2021 RSU	6,565	Ratable	April 15, 2025
	2022 (April) RSU	11,811	Ratable	April 15, 2025
	2022 (October) RSU	12,532	Ratable	October 15, 2025
	2023 RSU	33,706	Ratable	March 7, 2025 and March 7, 2026
	2024 RSU	48,846	Ratable	March 7, 2025, March 7, 2026 and March 7, 2027
	2022 (April) Absolute TSR PSU	8,858	Vest in full	April 15, 2025
	2022 (October) Net Debt to EBITDAX PSU	23,842	Vest in full	December 31, 2025
	2022 (October) Absolute TSR PSU	9,398	Vest in full	December 31, 2025
	2023 Net Debt to EBITDAX PSU	32,063	Vest in full	December 31, 2025
	2023 Absolute TSR PSU	0	Vest in full	March 7, 2026
	2024 Net Debt to EBITDAX PSU	14,696	Vest in full	December 31, 2026

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(4)	This row includes outstanding performance share units as set forth below. The amounts included in the below table reflect (A) target performance for all performance share units for which the applicable performance periods had not yet begun as of December 31, 2024 because no such performance share units have a threshold and (B) reflect one tier above actual performance as of December 31, 2024 for all performance share units for which the applicable performance periods had begun as of December 31, 2024 but were not yet completed as of such date. Performance share units for which the applicable performance period was completed as of December 31, 2024 but which require each Named Executive Officer’s continued employment through a later date are reported in the “Number of Units That Have Not Vested” column and described in Footnote 3 to this table. The actual number of shares earned pursuant to performance share units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period.

Name	Award	Number of Unvested PSUs on 12/31/2024	Reported Performance Level	Applicable Performance Period and Performance Period End Date
Paul M. Rady	2022 (April) Absolute TSR PSU	33,658	Maximum	One-year performance period ending April 15, 2025
	2022 (April) Absolute TSR PSU	16,829	Target	Three-year performance period ending April 15, 2025
	2022 (October) Absolute TSR PSU	35,714	Maximum	One-year performance period ending December 31, 2025
	2022 (October) Absolute TSR PSU	17,858	Target	Three-year performance period ending December 31, 2025
	2022 (October) Net Debt to EBITDAX PSU	23,810	Target	One-year performance period ending December 31, 2025
	2023 Net Debt to EBITDAX PSU	32,100	Target	One-year performance period ending December 31, 2025
	2023 Absolute TSR PSU	48,152	Maximum	One-year performance period ending March 7, 2025
	2023 Absolute TSR PSU	24,075	Target	One-year performance period ending March 7, 2026
	2023 Absolute TSR PSU	48,152	Maximum	Three-year performance period ending March 7, 2026
	2024 Net Debt to EBITDAX PSU	31,013	Target	One-year performance period ending December 31, 2025
	2024 Net Debt to EBITDAX PSU	31,014	Target	One-year performance period ending December 31, 2026
	2024 Absolute TSR PSU	46,520	Maximum	One-year performance period ending March 7, 2025
	2024 Absolute TSR PSU	23,260	Target	One-year performance period ending March 7, 2026
	2024 Absolute TSR PSU	23,260	Target	One-year performance period ending March 7, 2027
	2024 Absolute TSR PSU	46,520	Maximum	Three-year performance period ending March 7, 2027

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Name	Award	Number of Unvested PSUs on 12/31/2024	Reported Performance Level	Applicable Performance Period and Performance Period End Date
Michael N. Kennedy	2022 (April) Absolute TSR PSU	11,514	Maximum	One-year performance period ending April 15, 2025
	2022 (April) Absolute TSR PSU	5,757	Target	Three-year performance period ending April 15, 2025
	2022 (October) Absolute TSR PSU	12,218	Maximum	One-year performance period ending December 31, 2025
	2022 (October) Absolute TSR PSU	6,109	Target	Three-year performance period ending December 31, 2025
	2022 (October) Net Debt to EBITDAX PSU	8,146	Target	One-year performance period ending December 31, 2025
	2023 Net Debt to EBITDAX PSU	13,803	Target	One-year performance period ending December 31, 2025
	2023 Absolute TSR PSU	20,704	Maximum	One-year performance period ending March 7, 2025
	2023 Absolute TSR PSU	10,352	Target	One-year performance period ending March 7, 2026
	2023 Absolute TSR PSU	20,706	Maximum	Three-year performance period ending March 7, 2026
	2024 Net Debt to EBITDAX PSU	13,336	Target	One-year performance period ending December 31, 2025
	2024 Net Debt to EBITDAX PSU	13,336	Target	One-year performance period ending December 31, 2026
	2024 Absolute TSR PSU	20,002	Maximum	One-year performance period ending March 7, 2025
	2024 Absolute TSR PSU	10,002	Target	One-year performance period ending March 7, 2026
	2024 Absolute TSR PSU	10,002	Target	One-year performance period ending March 7, 2027
	2024 Absolute TSR PSU	20,004	Maximum	Three-year performance period ending March 7, 2027

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Name	Award	Number of Unvested PSUs on 12/31/2024	Reported Performance Level	Applicable Performance Period and Performance Period End Date
Yvette K. Schultz	2022 (April) Absolute TSR PSU	8,858	Maximum	One-year performance period ending April 15, 2025
	2022 (April) Absolute TSR PSU	4,428	Target	Three-year performance period ending April 15, 2025
	2022 (October) Absolute TSR PSU	9,398	Maximum	One-year performance period ending December 31, 2025
	2022 (October) Absolute TSR PSU	4,700	Target	Three-year performance period ending December 31, 2025
	2022 (October) Net Debt to EBITDAX PSU	6,266	Target	One-year performance period ending December 31, 2025
	2023 Net Debt to EBITDAX PSU	8,427	Target	One-year performance period ending December 31, 2025
	2023 Absolute TSR PSU	12,640	Maximum	One-year performance period ending March 7, 2025
	2023 Absolute TSR PSU	6,320	Target	One-year performance period ending March 7, 2026
	2023 Absolute TSR PSU	12,638	Maximum	Three-year performance period ending March 7, 2026
	2024 Net Debt to EBITDAX PSU	8,141	Target	One-year performance period ending December 31, 2025
	2024 Net Debt to EBITDAX PSU	8,141	Target	One-year performance period ending December 31, 2026
	2024 Absolute TSR PSU	12,210	Maximum	One-year performance period ending March 7, 2025
	2024 Absolute TSR PSU	6,106	Target	One-year performance period ending March 7, 2026
	2024 Absolute TSR PSU	6,106	Target	One-year performance period ending March 7, 2027
	2024 Absolute TSR PSU	12,212	Maximum	Three-year performance period ending March 7, 2027

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Option Exercises and Stock Vested in Fiscal Year 2024

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2024 fiscal year.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Paul M. Rady	—	—	843,403	20,484,903
Michael N. Kennedy	—	—	208,855	10,562,467
Yvette K. Schultz	—	—	103,735	3,152,576
(1)	There were no stock option exercises during the 2024 fiscal year.
(2)	This column reflects the number of restricted stock units and performance share units held by each Named Executive Officer that vested during the 2024 fiscal year.
(3)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock units and the performance share units, computed based on the closing price of our common stock on the applicable vesting date.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

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Potential Payments Upon Termination or Change in Control

Prior LTIP and AR LTIP Awards

Restricted Stock Units and Stock Options

Any unvested restricted stock units or stock options subject to time-based vesting criteria granted to our Named Executive Officers under the Prior LTIP and the AR LTIP will become immediately fully vested (and, in the case of stock options granted under the Prior LTIP, fully exercisable to the extent not already fully exercisable) if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the Prior LTIP or AR LTIP, as applicable). Such awards will be forfeited for zero consideration in connection with all other termination scenarios.

Performance Share Units

•	2022 (April and October) Absolute TSR Performance Share Units Granted Under the AR LTIP to Messrs. Rady and Kennedy and Ms. Schultz:

–	Upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on the date of such termination of employment or “change in control,” and the portion of the performance share units subject to such performance period will be settled based on the actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.
–	The Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs after April 15, 2023, will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved, (iii) the deemed ending of the three-year performance period applicable to such performance share units as of the date of such termination of employment, and (iv) settlement of a prorated portion of the performance share units subject to such three-year performance period based on the actual level of performance achieved as of the date of such termination of employment. For the avoidance of doubt, if such termination of employment occurs prior to April 15, 2023, then all performance share units will be forfeited for zero consideration as of the date of such termination of employment, and if any one-year performance period applicable to such performance share units has not yet begun as of the date of such termination of employment, the number of performance share units subject to such performance period will be forfeited for zero consideration as of the date of such termination of employment.
•	2022 (April and October) Net Debt to EBITDAX Performance Share Units Granted Under the AR LTIP to Messrs. Rady and Kennedy and Ms. Schultz:
–	Upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the

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performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on the date of such termination of employment or “change in control,” and the portion of the performance share units subject to such performance period will be settled based on the actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.
–	The Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs on or after December 31, 2022 will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved and (iii) forfeiture of all such performance share units subject to a performance period that has not yet begun or is not yet completed as of the date of such termination of employment for zero consideration.
•	2023 Absolute TSR Performance Share Units Granted Under the AR LTIP to Messrs. Rady and Kennedy and Ms. Schultz:
–	Upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on the date of such termination of employment or “change in control,” and the portion of the performance share units subject to such performance period will be settled based on the actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.
–	The Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs on or after March 7, 2024 will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved, (iii) the deemed ending of the three-year performance period applicable to such performance share units as of the date of such termination of employment, and (iv) settlement of a prorated portion of the performance share units subject to such three-year performance period based on the actual level of performance achieved as of the date of such termination of employment and the number of completed one-year performance periods as of the date of such termination of employment. For the avoidance of doubt, if any one-year performance period applicable to such performance share units has not yet begun as of the date of such termination of employment, the number of performance share units subject to such performance period will be forfeited for zero consideration as of the date of such termination of employment, and if the first one-year performance period has not yet been completed as of the date of such termination of employment, the number of performance share units subject to the three-year performance period will be forfeited for zero consideration as of the date of such termination of employment.
•	2023 Net Debt to EBITDAX Performance Share Units Granted Under the AR LTIP to Messrs. Rady and Kennedy and Ms. Schultz:
–	Upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on

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the date of such termination of employment or “change in control,” and the portion of the performance share units subject to such performance period will be settled based on the actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.
	–	The Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs on or after December 31, 2023 will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved and (iii) forfeiture of all such performance share units subject to a performance period that has not yet begun or is not yet completed as of the date of such termination of employment for zero consideration.
•	2024 Absolute TSR Performance Share Units Granted Under the AR LTIP to Messrs. Rady and Kennedy and Ms. Schultz:
–	Upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on the date of such termination of employment or “change in control,” and the portion of the performance share units subject to such performance period will be settled based on the actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.
–	The Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs on or after March 7, 2025 will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved, (iii) the deemed ending of the three-year performance period applicable to such performance share units as of the date of such termination of employment, and (iv) settlement of a prorated portion of the performance share units subject to such three-year performance period based on the actual level of performance achieved as of the date of such termination of employment and the number of completed one-year performance periods as of the date of such termination of employment. For the avoidance of doubt, if any one-year performance period applicable to such performance share units has not yet begun as of the date of such termination of employment, the number of performance share units subject to such performance period will be forfeited for zero consideration as of the date of such termination of employment, and if the first one-year performance period has not yet been completed as of the date of such termination of employment, the number of performance share units subject to the three-year performance period will be forfeited for zero consideration as of the date of such termination of employment.
•	2024 Net Debt to EBITDAX Performance Share Units Granted Under the AR LTIP to Messrs. Rady and Kennedy and Ms. Schultz:
–	Upon a Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” (i) any continued employment conditions will be deemed satisfied on the date of such termination of employment or the “change in control” for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment or “change in control,” and such performance share units will be settled based on the actual level of performance achieved, (ii) any performance period that has begun but has not been completed will end on the date of such termination of employment or “change in control,” and the portion of the performance share units subject to such performance period will be settled based on the

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actual level of performance achieved as of such date, and (iii) the target number of performance share units that are subject to a performance period that has not yet begun as of the date of such termination of employment or “change in control” will be settled.
–	The Named Executive Officer’s termination of employment for any reason other than for “cause” that occurs on or after December 31, 2024 will result in (i) the satisfaction of any continued employment conditions for the portion of the performance share units subject to a performance period that has been completed as of the date of such termination of employment, (ii) settlement of the number of performance share units subject to a completed performance period based on the actual level of performance achieved and (iii) forfeiture of all such performance share units subject to a performance period that has not yet begun or is not yet completed as of the date of such termination of employment for zero consideration.

Definitions

For purposes of the awards granted under the Prior LTIP and the AR LTIP, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of the awards granted under the Prior LTIP, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our affiliates, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason to constitute at least a majority of the Board;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our stockholders of a complete liquidation or dissolution of the Company.

For purposes of the awards granted under the AR LTIP, a “change in control” generally has the same meaning as given to such term in the Prior LTIP, except that the second prong of such definition has been clarified as follows:

•	The incumbent members of the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director that is approved by a vote of at least two-thirds of the incumbent members of the Board shall be considered an incumbent member of the Board for these purposes.

For purposes of the 2022, 2023 and 2024 performance share units granted under the AR LTIP, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

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Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer, assuming such Named Executive Officer was terminated either (i) as a result of his death or disability or (ii) for any reason other than cause or a change in control of the Company, in each case, on December 31, 2024. The restricted stock units, performance share units and, once exercised, the stock options represent a direct interest in shares of our common stock, which had a closing price on December 31, 2024, of $35.05 per share.

Name	Restricted Stock Units ($)	Performance Share Units ($)	Stock Options ($)(3)	Total ($)
Paul M. Rady
Death; Disability; Change in Control(1)	16,335,789	21,129,437	—	37,465,225
Termination Other Than For Cause(2)	—	8,035,778	—	8,035,778
Michael N. Kennedy
Death; Disability; Change in Control(1)	6,309,105	7,842,753	—	14,151,858
Termination Other Than For Cause(2)	—	3,183,681	—	3,183,681
Yvette K. Schultz
Death; Disability; Change in Control(1)	3,976,773	5,165,178	—	9,141,951
Termination Other Than For Cause(2)	—	1,827,068	—	1,827,068
(1)	Upon a change in control or upon a Named Executive Officer’s termination of employment due to his death or disability, in each case, on December 31, 2024, acceleration of the outstanding performance share units is as follows:

Award	Applicable Performance Period	Performance Level	Percentage of Award Eligible to Vest, Subject to Performance Specified in “Performance Level” Column of this Table
2022 (April) Absolute TSR PSU	One-year performance period ending April 15, 2023	Actual performance achieved, or 0%	100%
	One-year performance period ending April 15, 2024	Actual performance achieved, or 200%
	One-year performance period ending April 15, 2025	Actual performance achieved, which was trending at 166% on December 31, 2024
	Three-year performance period ending April 15, 2025	Actual performance achieved, which was trending at 14% on December 31, 2024
2022 (October) Absolute TSR PSU	One-year performance period ending December 31, 2023	Actual performance achieved, or 0%
	One-year performance period ending December 31, 2024	Actual performance achieved, or 200%
	One-year performance period ending December 31, 2025	Actual performance achieved, which was trending at 200% on December 31, 2024
	Three-year performance period ending December 31, 2025	Actual performance achieved, which was trending at 0% on December 31, 2024

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Award	Applicable Performance Period	Performance Level	Percentage of Award Eligible to Vest, Subject to Performance Specified in “Performance Level” Column of this Table
2022 (October) Net Debt to EBITDAX PSU	One-year performance period ending December 31, 2023	Actual performance achieved, or 200%
	One-year performance period ending December 31, 2024	Actual performance achieved, or 181%
	One-year performance period ending December 31, 2025	Target performance, or 100%
2023 Absolute TSR PSU	One-year performance period ending March 7, 2024	Actual performance achieved, or 0%
	One-year performance period ending March 7, 2025	Actual performance achieved, which was trending at 200% on December 31, 2024
	One-year performance period ending March 7, 2026	Target performance, or 100%
	Three-year performance period ending March 7, 2026	Actual performance achieved, which was trending at 113% on December 31, 2024
2023 Net Debt to EBITDAX PSU	One-year performance period ending December 31, 2023	Actual performance achieved, or 200%
	One-year performance period ending December 31, 2024	Actual performance achieved, or 181%	100%
	One-year performance period ending December 31, 2025	Target performance, or 100%
2024 Absolute TSR PSU	One-year performance period ending March 7, 2025	Actual performance achieved, which was trending at 200% on December 31, 2024
	One-year performance period ending March 7, 2026	Target performance, or 100%
	One-year performance period ending March 7, 2027	Target performance, or 100%
	Three-year performance period ending March 7, 2027	Actual performance achieved, which was trending at 200% on December 31, 2024
2024 Net Debt to EBITDAX PSU	One-year performance period ending December 31, 2024	Actual performance achieved, or 181%
	One-year performance period ending December 31, 2025	Target performance, or 100%
	One-year performance period ending December 31, 2026	Target performance, or 100%
(2)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2024, acceleration of the outstanding performance share units is as follows:

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Award	Applicable Performance Period	Performance Level	Percentage of Award Eligible to Vest, Subject to Performance Specified in “Performance Level” Column of this Table
2022 (April) Absolute TSR PSU	One-year performance period ending April 15, 2023	Actual performance achieved, or 0%	100% because such performance period had been completed as of December 31, 2024
	One-year performance period ending April 15, 2024	Actual performance achieved, or 200%	100% because such performance period had been completed as of December 31, 2024
	One-year performance period ending April 15, 2025	N/A	0% because such performance period had not yet begun as of December 31, 2024
	Three-year performance period ending April 15, 2025	Actual performance, which was trending at 14% on December 31, 2024	66% due to proration
2022 (October) Absolute TSR PSU	One-year performance period ending December 31, 2023	Actual performance achieved, or 0%	100% because such performance period had been completed as of December 31, 2024
	One-year performance period ending December 31, 2024	Actual performance achieved, or 200%	100% because such performance period had not yet begun as of December 31, 2024
	One-year performance period ending December 31, 2025	N/A	0% because such performance period had not yet begun as of December 31, 2024
	Three-year performance period ending December 31, 2025	N/A	66% due to proration
2022 (October) Net Debt to EBITDAX PSU	One-year performance period ending December 31, 2023	Actual performance achieved, or 200%	100% because the applicable performance period had been completed as of December 31, 2024
	One-year performance period ending December 31, 2024	Actual performance achieved, or 181%	100% because the applicable performance period had been completed as of December 31, 2024
	One-year performance period ending December 31, 2025	N/A	0% because such performance period had not yet begun as of December 31, 2024

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Award	Applicable Performance Period	Performance Level	Percentage of Award Eligible to Vest, Subject to Performance Specified in “Performance Level” Column of this Table
2023 Absolute TSR PSU	One-year performance period ending March 7, 2024	Actual performance achieved, or 0%	100% because the applicable performance period had been completed as of December 31, 2024
	One-year performance period ending March 7, 2025	N/A	0% because such performance period had not yet been completed as of December 31, 2024
	One-year performance period ending March 7, 2026	N/A	0% because such performance period had not yet begun as of December 31, 2024
	Three-year performance period ending March 7, 2026	N/A	0% because such performance period had not yet been completed as of December 31, 2024
2023 Net Debt to EBITDAX PSU	One-year performance period ending December 31, 2023	Actual performance achieved, or 200%	100% because the applicable performance period had been completed as of December 31, 2024
	One-year performance period ending December 31, 2024	Actual performance achieved, or 181%	100% because the applicable performance period had been completed as of December 31, 2024
	One-year performance period ending December 31, 2025	N/A	0% because such performance period had not yet begun as of December 31, 2024
2024 Absolute TSR PSU	One-year performance period ending March 7, 2025	N/A	0% because such performance period had not yet been completed as of December 31, 2024
	One-year performance period ending March 7, 2026	N/A	0% because such performance period had not yet begun as of December 31, 2024
	One-year performance period ending March 7, 2027	N/A	0% because such performance period had not yet begun as of December 31, 2024
	Three-year performance period ending March 7, 2027	N/A	0% because such performance period had not yet been completed as of December 31, 2024

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Award	Applicable Performance Period	Performance Level	Percentage of Award Eligible to Vest, Subject to Performance Specified in “Performance Level” Column of this Table
2024 Net Debt to EBITDAX PSU	One-year performance period ending December 31, 2024	Actual performance achieved, or 181%	100% because the applicable performance period had been completed as of December 31, 2024
	One-year performance period ending December 31, 2025	N/A	0% because such performance period had not yet begun as of December 31, 2024
	One-year performance period ending December 31, 2026	N/A	0% because such performance period had not yet begun as of December 31, 2024
(3)	Because (i) each of the Named Executive Officer’s stock options were fully vested on December 31, 2024 and (ii) the exercise price of stock options held by our Named Executive Officers exceeded the fair market value of the Company’s common stock on December 31, 2024, no value would have been received by our Named Executive Officers with respect to their stock options in connection with the accelerated vesting of these awards.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted – average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Resources Corporation Long-Term Incentive Plan(2)	252,451	$ 50.00(3)	—
Antero Resources Corporation 2020 Long-Term Incentive Plan(2)	5,444,794	N/A(3)	10,022,784
Equity compensation plans not approved by security holders	—	—	—
TOTAL	5,697,245		10,022,784
(1)	This column reflects performance share units and restricted stock units granted under the AR LTIP, outstanding and unvested as of December 31, 2024. If the service conditions are fulfilled, each restricted stock unit is settleable in one share of our common stock and is reflected as such above. Performance share unit awards with completed performance conditions that remain subject to time-based vesting requirements are reflected at the amount of shares expected to be earned based on the performance condition results. Performance share unit awards with uncompleted performance conditions, which are also subject to a time-based vesting requirement, are reflected at the maximum amount of shares that could be earned based on the performance condition results. Because the number of shares of common stock to be issued upon settlement of outstanding performance share unit awards is subject to performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(2)	The AR LTIP was originally approved by our sole stockholder prior to our IPO and by our stockholder at the 2014 annual meeting of stockholder. The AR LTIP was originally approved by our stockholders at the 2020 annual meeting of stockholders. The AR LTIP was amended and restated in 2024 and approved by stockholders at the 2024 annual meeting of stockholders.
(3)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights under the Prior LTIP excludes restricted stock units and performance share unit awards granted under the Prior LTIP. Only restricted stock units and performance share units have been granted under the AR LTIP; there is no exercise price associated with these awards.

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Chief Executive Officer Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our Chief Executive Officer, Mr. Rady. For 2024, the median of the annual total compensation of all Company employees (other than our Chief Executive Officer), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $135,429, and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $14,160,181.

Based on this information, for 2024, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was approximately 105 to 1.

Methodology and Assumptions

We selected December 31, 2024, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the Chief Executive Officer) because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2024, our employee population consisted of 618 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors. All of our employees are located in the United States.

In identifying our median employee in 2024, we used the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2024 provided to the Internal Revenue Service, minus the amount of each employee’s compensation that Antero Midstream reimbursed us for, calculated using the same methodology used to determine the 2024 NEO AM Reimbursement Percentage, as described above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Midstream Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining the allocated portion of each employee’s total annual compensation, and is an economical method of evaluating the total annual compensation of our employees and identifying our median employee. For the 42 employees hired during 2024, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2024 without annualization adjustments, less the amount of such employee’s compensation that Antero Midstream reimbursed us for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our Chief Executive Officer) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2024, to identify our median employee in 2024. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2024 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $135,429. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $41,978. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2024 annual total compensation of our Chief Executive Officer was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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Pay Versus Performance

Pursuant to the amendments to Section 14(i) of the Exchange Act, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, this section provides information regarding the relationship of compensation paid to our Named Executive Officers (“NEOs”) relative to our financial performance.

The following table summarizes compensation values reported in the Summary Compensation Table for our principal executive officer (“PEO”) and the average for our other NEOs, as compared to “compensation actually paid” or “CAP” and the Company’s financial performance for the years ended December 31, 2024, 2023, 2022, 2021, and 2020:

	Summary Compensation Table Total for PEO(1)	Compensation	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($MM)(4)	Total Net Debt ($MM)(5)
Year		Actually Paid to PEO(1)(2)			TSR	Peer Group TSR(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$14,160,181	$40,471,186	$4,940,119	$12,567,940	$1,230	$277	$94	$1,489
2023	$13,512,463	$(6,495,757)	$4,879,345	$1,133,652	$796	$243	$297	$1,538
2022	$24,641,821	$65,573,452	$7,538,143	$14,955,404	$1,087	$244	$1,999	$1,183
2021	$6,456,142	$34,006,228	$1,966,171	$12,904,483	$614	$161	$(162)	$2,125
2020	$3,443,976	$8,091,318	$3,589,822	$7,758,258	$191	$76	$(1,260)	$3,002
(1)	The PEO reflected in columns (b) and (c) represents Paul M. Rady. The non-PEO NEOs reflected in columns (d) and (e) represent the following individuals by year:
	a.	2024: Michael N. Kennedy and Yvette K. Schultz.
	b.	2023: Michael N. Kennedy and Yvette K. Schultz.
	c.	2022: Michael N. Kennedy, W. Patrick Ash and Yvette K. Schultz.
	d.	2021: Alvyn A. Schopp, Michael N. Kennedy, W. Patrick Ash and Glen C. Warren, Jr.
	e.	2020: Glen C. Warren, Jr., Alvyn A. Schopp, Michael N. Kennedy and W. Patrick Ash.
(2)	The Company deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation S-K as disclosed in columns (c) and (e) for each PEO and Non-PEO NEOs in 2024. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans.

	2024
	Paul Rady	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$14,160,181	$4,940,119
Adjustments for Equity Awards
Grant date values in the Summary Compensation Table	$(10,395,386)	$(3,599,382)
Year-end fair value of unvested awards granted in the current year	$17,305,475	$5,991,990
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$14,269,884	$4,484,986
Fair values at vest date for awards granted and vested in current year	$0	$0
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$5,131,032	$750,227
Forfeitures during current year equal to prior year-end fair value	$0	$0
Dividends or dividend equivalents not otherwise included in the total compensation	$0	$0
Total Adjustments for Equity Awards	$26,311,005	$7,627,821
Compensation Actually Paid (as calculated)	$40,471,186	$12,567,940
(3)	The peer group disclosed is the group of companies whose executive compensation we consider when determining our NEO’s compensation as described in “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Competitive Peer Analysis”. For 2024, the peer group was comprised of APA Corp., Coterra Energy Inc., Continental Resources, Inc., Devon Energy Corporation, Diamondback Energy Inc., EQT Corporation, Marathon Oil Corporation, Ovintiv Inc., Range Resources Corporation and Southwestern Energy Company.
(4)	The amounts in this column represent the Company’s net income (loss) including noncontrolling interests as required to be reported by Item 402(v)(2)(v) of Regulation S-K and as reported in our consolidated financial statements. In prior years, this column contained only the net income (loss) attributable to the Company. The amounts in this column have been updated to reflect net income (loss) attributable to noncontrolling interests and to correct an immaterial error with respect to the Company’s consolidated financial statements filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(5)	Total Net Debt is calculated as long-term debt less cash and cash equivalents, in each case as reported in our audited financial statements for each period presented.

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Narrative Disclosure to Pay versus Performance Table

The illustrations below provide a graphical description of CAP and the following measures:

•	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•	the Company’s Net Income; and
•	the Company selected measure, which is Total Net Debt.

CAP and Cumulative TSR/Cumulative Peer Group TSR

CAP and Net Income

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CAP and Total Net Debt

Disclosure of Most Important Performance Measures for Fiscal Year 2024

The measures listed below represent the most important financial performance measures that we used to determine CAP for fiscal year 2024.

Most Important Performance Measures
D&C Capital
Average Net Production Volumes
Net Debt to EBITDAX
Total Net Debt
TSR

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2025, by:

•	each of our Named Executive Officers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the persons or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% stockholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
FMR LLC(1)	30,474,198	9.8%
The Vanguard Group, Inc.(2)	27,694,160	8.9%
BlackRock, Inc.(3)	24,942,163	8.0%
Wellington Management Group LLP(4)	17,459,283	5.6%
Paul M. Rady(5)	16,449,785	5.3%
Robert J. Clark	76,589	*
Benjamin A. Hardesty(6)	175,923	*
W. Howard Keenan, Jr.(7)	1,464,992	*
Jacqueline C. Mutschler	62,045	*
Jeffrey S. Muñoz	2,658	*
Brenda R. Schroer	30,715	*
Vasiliki (Vicky) Sutil	96,512	*
Thomas B. Tyree, Jr.	96,512	*
Michael N. Kennedy(8)	875,663	*
Yvette K. Schultz(9)	115,463	*
Directors and executive officers as a group (11 persons)	19,446,857	6.3%
*	Less than one percent.
(1)	Based upon its Schedule 13G filed on February 12, 2025 with the SEC, FMR LLC, has a mailing address of 245 Summer Street, Boston, Massachusetts 02210.
(2)	Based upon its Schedule 13G/A filed on February 13, 2024, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	Based upon its Schedule 13G filed on January 25, 2024, with the SEC (the “BlackRock 13G”), BlackRock, Inc., together with certain of its affiliates (“BlackRock”) has a mailing address of 50 Hudson Yards, New York, New York 10001. Based upon the BlackRock 13G, BlackRock may be deemed to be the beneficial owner of a total of 24,942,163 shares, with shared voting power as to zero shares, shared dispositive power as to zero shares, sole voting power as to 24,229,258 shares and sole dispositive power as to 24,942,163 shares.
(4)	Based upon its Schedule 13G filed on November 8, 2024, with the SEC, Wellington Management Group LLP has a mailing address of 280 Congress Street, Boston, Massachusetts 02210.

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(5)	Includes 2,822,552 shares of common stock held by Salisbury Investment Holdings LLC (“Salisbury”) and 2,461,712 shares of common stock held by Mockingbird Investments LLC (“Mockingbird”). Mr. Rady owns a 95% limited liability company interest in Salisbury and his spouse owns the remaining 5%. Mr. Rady owns a 13.1874% limited liability company interest in Mockingbird, and two trusts under his control own the remaining 86.8126%. Mr. Rady disclaims beneficial ownership of all shares held by Salisbury and Mockingbird except to the extent of his pecuniary interest therein. Does not include 816,679 shares of common stock that remain subject to vesting, or 33,658 target PSUs, the performance period for which ended April 15, 2025, but for which performance had not yet been certified as of the measurement date, and includes options to purchase 100,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(6)	Includes 500 shares of common stock held by Mr. Hardesty’s spouse.
(7)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022. Mr. Keenan is a member and manager of Yorktown VIII Associates LLC, the general partner of Yorktown VIII Company LP, the general partner of Yorktown Energy Partners VIII, L.P., which owns 1,100,000 shares of common stock. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(8)	Does not include 332,919 shares of common stock that remain subject to vesting, or 11,514 target PSUs, the performance period for which ended April 15, 2025, but for which performance had not yet been certified as of the measurement date, and includes options to purchase 25,000 shares of common stock that expire ten years from the date of grant, or April 15, 2025.
(9)	Does not include 214,511 shares of common stock that remain subject to vesting, or 8,857 target PSUs, the performance period for which ended April 15, 2025, but for which performance had not yet been certified as of the measurement date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and executive officers in making their Section 16(a) filings, pursuant to powers of attorney granted by our insiders, based on information obtained from them and our records.

DELINQUENT SECTION 16(A) REPORTS

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Antero during 2024, including those reports we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2024.

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RELATED PERSON TRANSACTIONS

General

The Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Midstream or its subsidiaries (other than the Company and its subsidiaries). The Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Midstream and its subsidiaries (other than the Company and its subsidiaries). The Audit Committee, the Board, or the Conflicts Committee, as applicable, either approves or disapproves of Antero’s participation in such transactions under Antero’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

For all related person transactions during 2024 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction.

Agreements with Antero Midstream Corporation

Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among AMGP, Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of Antero’s and their affiliates (the “Simplification Agreement”), certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); AMGP; a wholly-owned subsidiary of the Company (“AR Sub”); and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Simplification Transactions. The Sponsor Holders and the Management Stockholders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of common stock of Antero Midstream, par value $0.01 per share (“Antero Midstream Common Stock”).

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who initially were Mr. Rady and Mr. Warren, for nomination and election to the Antero Midstream Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. On April 30, 2021, Mr. Warren retired from the Board and the Antero Midstream Board and, in connection with his retirement, AR Sub designated Michael N. Kennedy as its replacement director to serve on the Antero Midstream Board to fill the resulting vacancy. Mr. Kennedy also stood for election at Antero Midstream’s 2021 annual meeting of stockholders as AR Sub’s director nominee.

The Sponsor Holders and the Management Stockholders were previously entitled to certain director designation rights, but they no longer hold the requisite amount of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub will be entitled to designate one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

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Pursuant to the Stockholders’ Agreement, AR Sub agreed to vote all of its shares of Antero Midstream Common Stock, at AR Sub’s election, either (i) in favor of any other nominees nominated by the Nominating & Governance Committee of the Antero Midstream Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for AR Sub as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement, no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Simplification Transactions will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, if Mr. Rady is an executive officer of Antero, he shall serve as Chief Executive Officer at Antero Midstream and (ii) Mr. Rady shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Antero Midstream Board and is an executive officer of Antero and/or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Antero Midstream Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement terminates as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Antero Midstream Board pursuant to the Stockholders’ Agreement.

Antero Midstream Registration Rights Agreement

Antero entered into a Registration Rights Agreement (the “Antero Midstream Registration Rights Agreement”), dated as of March 12, 2019, with Antero Midstream, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock held by Antero, under certain circumstances.

Specifically, pursuant to the Antero Midstream Registration Rights Agreement, Antero Midstream took effective a registration statement under the Securities Act that permits the resale of the Registrable Securities (as defined in the Antero Midstream Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”). Except in certain circumstances, Sponsor Holders (as defined in the Antero Midstream Registration Rights Agreement), which includes Antero and Paul M. Rady, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreements

Antero Resources has gathering and compression service agreements with Antero Midstream that include: (i) the second amended and restated gathering and compression agreement dated December 8, 2019 (the “2019 gathering and compression agreement”), (ii) a gathering and compression agreement from Antero Midstream’s acquisition in 2022 of certain Marcellus gathering and compression assets in an area of dedication from Crestwood Equity Partners LP (the “Marcellus gathering and compression agreement”), (iii) a compression agreement from Antero Midstream’s acquisition in 2022 of certain Utica compressors from EnLink Midstream LLC (the “Utica compression agreement”) and (iv) a gathering and compression agreement from Antero Midstream’s acquisition in the second quarter of 2024 of certain central Marcellus gathering and compression assets (the “Mountaineer gathering and compression agreement,” and together with the 2019 gathering and compression agreement, Marcellus gathering and compression agreement and the Utica compression agreement, the “gathering and compression agreements”). Pursuant to the gathering and compression agreements with Antero Midstream,

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Antero Resources has dedicated substantially all of its current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream for gathering and compression services. The 2019 gathering and compression agreement, Marcellus gathering and compression agreement and Mountaineer gathering and compression agreement have initial terms through 2038, 2031 and 2026, respectively, and the Utica compression agreement has two acreage dedications, one of which expired in 2024 and one that expires in 2030. Upon expiration of the Marcellus gathering and compression agreement, Utica compression agreement and Mountaineer gathering and compression agreement, Antero Midstream will continue to provide gathering and compression services under the 2019 gathering and compression agreement.

Under the 2019 gathering and compression agreement, Antero Midstream is entitled to receive a low-pressure gathering fee of $0.30 per Mcf, a high-pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If, and to the extent we request that Antero Midstream construct new high-pressure lines and compressor stations, the 2019 gathering and compression agreement contains minimum volume commitments that require us to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high-pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by us on any acreage Antero acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions as the 2019 gathering and compression agreement. In the event that Antero Midstream does not exercise this option, we will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for our acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of our dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream may perform all services under the 2019 gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the 2019 gathering and compression agreement, we will be entitled to certain rights and procedural remedies thereunder. In addition, Antero Midstream has the right to elect to be paid for certain services under the 2019 gathering and compression agreement on a cost of service basis designed to generate a specified rate of return.

Pursuant to the 2019 gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of our wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by us. In the event of late connections, our natural gas will temporarily not be subject to the dedication. Antero Midstream is entitled to compensation under the 2019 gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from us.

Antero Midstream has agreed to install compressor stations at our direction, but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if we have not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high-pressure gathering pursuant to the gathering and compression agreements.

Under the 2019 gathering and compression agreement and the Marcellus gathering and compression agreement, we may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by us since such effective date. Accordingly, under certain circumstances, we may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, 2019 the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or us on or before the 180th day prior to the anniversary of such agreement.

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On December 8, 2019, the 2019 gathering and compression agreement was amended such that, Antero Midstream agreed to rebate us: (i) $12 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds; and (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038.

For the year ended December 31, 2024, Antero Resources incurred $926.1 million in fees under the gathering and compression agreements.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest Energy Partners, L.P. (“MarkWest”), a wholly-owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between us and MarkWest, MarkWest has agreed to process gas from acreage dedicated by us for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from us in connection with such volumes (the “MW-JV Arrangement”). During the year ended December 31, 2024, the Joint Venture derived $301.2 million of revenues from us under the MW-JV Arrangement.

Right of First Offer Agreement

On November 10, 2014, we entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which we agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to our production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, we and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between us and MarkWest. On February 13, 2018, we further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, we entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to us within an area of dedication in defined service areas in Ohio and West Virginia, and we have agreed to pay fees for those services on a monthly basis. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, we committed to pay a fee on a minimum volume of fresh water deliveries through 2019, which commitments have since expired in accordance with the terms of the water services agreement. Fees payable to Antero Midstream under the water services agreement are based on the volume of fresh water deliveries thereunder and the services provided by Antero Midstream thereunder. We also agreed to pay Antero Midstream a fixed fee per barrel for wastewater

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treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third-party service providers to provide us other fluid handling services including flow back and produced water services and we will reimburse Antero Midstream for its third-party out-of-pocket costs plus 3%. In addition to the foregoing, Antero Midstream has the right to elect to be paid for certain services under the water services agreement on a cost of service basis designed to generate a specified rate of return. For the year ended December 31, 2024, we incurred $248.9 million in fees under the water services agreement.

Under the water services agreement, we may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by us since such effective date. Accordingly, under certain circumstances, we may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

On February 12, 2019, we and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from us under the water services agreement.

Secondment Agreement

In 2019, we entered into the Amended and Restated Secondment Agreement with Antero Midstream. Under this agreement, we agreed to provide seconded employees to Antero Midstream to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and Antero Midstream agreed to reimburse us for expenditures we incur performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2024, Antero Midstream reimbursed us for $19.9 million of direct and indirect costs and expenses incurred on its behalf pursuant to the secondment agreement.

Services Agreement

In 2019, we entered into the Second Amended and Restated Services Agreement with Antero Midstream, pursuant to which we agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2022, Antero Midstream reimbursed us for $31.7 million of direct and indirect costs and expenses incurred on its behalf pursuant to the services agreement.

License

Pursuant to a license agreement with Antero Midstream, Antero Midstream has the right to use certain Antero-related names and trademarks in connection with the operation of its midstream business.

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Other Agreements

From time to time, in the ordinary course of business, we participate in transactions with Antero Midstream and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the receipt of midstream services and provision of contract operating services; surface use agreements; the sale of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; consent to the extension of existing services being provided by third parties; the construction of certain pipelines and facilities; and the acquisition or disposition of assets and the assignment or assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2024, we paid an aggregate of $1.2 million to Antero Midstream and received no payments from Antero Midstream in connection with such transactions.

Employment

Timothy Rady, Senior Vice President—Land of Antero Resources and the son of Paul M. Rady, the Chairman, Chief Executive Officer and President of Antero, provided services to us in 2024. Total compensation paid to Timothy Rady and allocated to Antero in 2024 consisted of base salary, bonus and other benefits totaling $522,265 and award grants under the AR LTIP having an aggregate grant date fair value of $739,110, which are subject to certain time-based vesting conditions.

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QUORUM AND VOTING

Voting Stock

Antero’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Stockholders do not have the right to cumulate their votes for election of Directors.

Quorum

The presence, in person, online or by proxy, of the holders of a majority in voting power of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. The chairman has the power to adjourn the Annual Meeting from time to time, without notice other than as required pursuant to applicable law, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Stockholder List

Antero will maintain at its corporate offices in Denver, Colorado a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

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Vote Required

Only stockholders of record at the close of business on April 14, 2025, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions, withheld votes and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	Withheld votes will not have any effect.* Broker non-votes will not have any effect.
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of the holders of a majority of the voting power of the shares present in person, online or represented by proxy at the meeting and entitled to vote on the matter	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of the holders of a majority of the voting power of the shares present in person, online or represented by proxy at the meeting and entitled to vote on the matter	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

*	Votes that are “withheld” from a director’s election will not affect the outcome of the vote on the election of a director. However, for a discussion of our Majority Vote Director Resignation Policy, please see “Corporate Governance—Majority Vote Director Resignation Policy.”

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Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class III directors;
•	FOR the ratification of the selection of KPMG LLP as Antero’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•	FOR the approval, on an advisory basis, of the compensation of Antero’s Named Executive Officers.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Revoking Your Proxy

Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote via the Internet, by telephone or by mail; by delivering instructions to Antero’s Secretary before the Annual Meeting commences; or by voting online in person during the Annual Meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares prior to the Annual Meeting or by voting online during the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies for an estimated fee of approximately $25,000 and the reimbursement of out-of-pocket expenses. We have also agreed to indemnify MacKenzie and its representative against certain losses that arise or relate to MacKenzie’s engagement for the solicitation of proxies.

Copies of the Annual Report

Upon written request, we will provide any stockholder, without charge, a copy of the Form 10-K, but without exhibits. Stockholders should direct requests to Antero Resources Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteroresources.com, in the “SEC Filings” subsection of the “Investors” section.

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of 2025 Annual Meeting of Stockholders and Proxy Statement, along with Antero’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 12, 2025, and Antero’s 2024 Annual Report to Stockholders are available free of charge at www.anteroresources.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

Stockholders Sharing an Address

Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer and Trust Company LLC)) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered stockholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero, under certain circumstances, to send one Notice to multiple stockholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. If you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Stockholder Proposals and Director Nominations for the 2026 Annual Meeting

Stockholder Proposals for Inclusion in the 2026 Proxy Statement. Any stockholder desiring to present a proposal at Antero’s 2026 Annual Meeting of Stockholders and to have the proposal included in Antero’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero, c/o Yvette K. Schultz, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 26, 2025. All such proposals should be in compliance with SEC rules and regulations. Antero will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

Stockholder Proposals and Director Nominations for Presentation at the 2026 Annual Meeting But Not for Inclusion in 2026 Proxy Statement. In addition, any stockholder entitled to vote at Antero’s 2025 Annual Meeting of Stockholders may propose business (other than proposals to be included in Antero’s proxy materials) and director nominees to be included on the agenda of, and properly presented for action at, the 2026 Annual Meeting of Stockholders if written notice of such stockholder’s intent is given in accordance with the requirements of Antero’s bylaws and SEC rules and regulations. Any such proposal must be delivered in writing at the address shown

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previously in this section so it is received between February 4, 2026 and March 6, 2026; provided, however, that in the event that the date of Antero’s 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of Antero’s 2026 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to Antero’s 2026 Annual Meeting of Stockholders or, if the first public announcement of the date of Antero’s 2026 Annual Meeting of Stockholders is less than 100 days prior to the date of Antero’s 2026 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of Antero’s 2026 Annual Meeting of Stockholders is first made by the Company.

Stockholder Proxy Solicitation for Shareholder Director Nominees. Any stockholder who intends to solicit proxies in support of any director nominees other than the Company’s nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of its bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Company’s bylaws for Antero’s 2026 Annual Meeting of Stockholders, then such stockholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the address shown previously in this section so that it is received between February 4, 2026 and March 6, 2026; provided, however, that if Antero’s 2026 Annual Meeting of Stockholder is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s Annual Meeting, to be properly brought, timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of Antero’s 2026 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to Antero’s 2026 Annual Meeting of Stockholders or, if the first public announcement of the date of Antero’s 2026 Annual Meeting of Stockholders is less than 100 days prior to the date of Antero’s 2026 Annual Meeting of Stockholders, the 10th day following the day on which public announcement of the date of Antero’s 2026 Annual Meeting of Stockholders is first made by the Company. Further, in the event that Antero’s 2026 Annual Meeting of Stockholders is called for a date that is more than more than 30 days but less than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, the notice by the stockholder must be received no later than the close of business on the later of the 60th day prior to the date of Antero’s 2026 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of Antero’s 2026 Annual Meeting of Stockholders is first made by the Company, unless the Company’s bylaws call for an earlier date.

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SCAN TO VIEW MATERIALS & VOTE ANTERO RESOURCES CORPORATION 1615 WYNKOOP STREET DENVER, CO 80202 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to www.virtualshareholdermeeting.com/AR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V73291-P28699 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ANTERO RESOURCES CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Class III Nominees. Nominees: 01) Robert J. Clark 02) Benjamin A. Hardesty 03) Vasiliki (Vicky) Sutil The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the appointment of KPMG LLP as Antero Resources Corporation's independent registered public accounting firm for the year ending December 31, 2025. 3. To approve, on an advisory basis, the compensation of Antero Resources Corporation's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V73292-P28699 ANTERO RESOURCES CORPORATION Annual Meeting of Stockholders June 4, 2025 8:30 AM MDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Paul M. Rady, Michael N. Kennedy and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO RESOURCES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM MDT on June 4, 2025, at www.virtualshareholdermeeting.com/AR2025, and any adjournment or postponement thereof. Each of the appointed proxies is hereby authorized to vote in his or her discretion upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side